UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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LENNOX INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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2140 Lake Park Blvd.

Richardson, Texas 75080

April 1, 2014

Dear Stockholders:

It is my pleasure to invite you to the 2014 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 10:30 a.m., local time, on Thursday, May 15, 2014, at the Lennox International Inc. Corporate Headquarters, 2140 Lake Park Blvd., Richardson, Texas 75080.

Lennox has elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about April 1, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement for our 2014 Annual Meeting of Stockholders and fiscal 2013 Annual Report to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2014 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by Internet, telephone or mail, pursuant to the instructions on your Notice or your proxy card. We encourage you to vote by Internet or telephone. It is convenient and saves the Company postage and other costs. Please use the website or telephone number shown on your Notice or your proxy card to vote by Internet or telephone. If you attend the meeting you will have the right to revoke the proxy and vote your shares in person.

I look forward to seeing you at the Annual Meeting of Stockholders. On behalf of management and our Board of Directors, I want to thank you for your continued support and confidence in 2014.

Sincerely,

Todd M. Bluedorn
Chairman of the Board and Chief Executive Officer

2140 Lake Park Blvd.

Richardson, Texas 75080

April 1, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2014

The 2014 Annual Meeting of Stockholders of Lennox International Inc. will be held on Thursday, May 15, 2014 at 10:30 a.m., local time, at the Lennox International Inc. Corporate Headquarters, 2140 Lake Park Blvd., Richardson, Texas 75080, to:

•	elect three Class I directors to hold office for a three-year term expiring at the 2017 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year;

•	approve an amendment to the Company’s Restated Certificate of Incorporation to declassify our Board of Directors;

•	conduct an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement; and

•	transact any other business that may properly come before the Annual Meeting of Stockholders in accordance with the terms of our Amended and Restated Bylaws.

The Board of Directors has determined that our stockholders of record at the close of business on March 21, 2014 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2014. This Proxy Statement and the Annual Report to Stockholders are available on our website at http://www.lennoxinternational.com/financialrep.html and also at the website appearing on your Notice or your proxy card. A Proxy Statement, Proxy Card, and Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, accompany this Notice.

Most stockholders have a choice of voting on the Internet, by telephone or by mail. Please refer to your Notice, proxy card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by Internet or telephone, you do not need to return your proxy card. If your shares are held in the name of a brokerage firm, bank or other nominee of record, follow the voting instructions you receive from such holder of record to vote your shares.

By Order of the Board of Directors,

John D. Torres
Corporate Secretary

-i-

GENERAL INFORMATION REGARDING THE 2014

ANNUAL MEETING OF STOCKHOLDERS

Meeting Date and Location

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Lennox International Inc. (also referred to in this Proxy Statement as the “Company,” “us,” “we,” or “our”) will be held on Thursday, May 15, 2014 at 10:30 a.m., local time, at the Company’s Corporate Headquarters, 2140 Lake Park Blvd., Richardson, Texas 75080. We began mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, Proxy Card and Annual Report to Stockholders, which includes our Annual Report on Form 10-K, to our stockholders on or about April 1, 2014 for the purpose of soliciting proxies on behalf of our Board of Directors (our “Board”).

Matters to be Voted On

At the meeting, you will be asked to vote on four proposals. Our Board recommends you vote “for” each of the director nominees, and “for” proposals 2, 3 and 4. The proposals to be voted on at the Annual Meeting are:

•	Proposal 1: To elect three Class I directors to hold office for a three-year term expiring at the 2017 Annual Meeting of Stockholders;

•	Proposal 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year;

•	Proposal 3: To approve an amendment to the Restated Certificate of Incorporation to declassify our Board; and

•	Proposal 4: To conduct an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement.

Record Versus Beneficial Ownership of Shares

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, we sent our proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank, you are considered the “beneficial owner” of shares held in street name. In that case, our proxy materials have been forwarded to you by your broker or bank, which is considered, with respect to those shares, the stockholder of record. Your broker or bank will also send you instructions on how to vote. If you have not heard from your broker or bank, please contact them as soon as possible.

Record Date and Number of Votes

You are entitled to vote at the Annual Meeting if you were a stockholder of record at the close of business on March 21, 2014, our Annual Meeting record date. At the close of business on the record date, there were 49,140,000 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Quorum Requirement

A quorum is required to transact business at the Annual Meeting. To achieve a quorum at the Annual Meeting, stockholders holding a majority of our outstanding shares of common stock entitled to vote must be present either in person or represented by proxy. Shares held by us in treasury will not count towards the calculation of a quorum.

In the event a quorum is not present at the Annual Meeting, we expect the Annual Meeting will be adjourned or postponed to solicit additional proxies. In such event, the Chairman or stockholders representing a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or by proxy at the meeting may adjourn the Annual Meeting.

Abstentions and Broker Non-Votes

If a broker or bank holds shares in “street name” (that is, in the name of a bank, broker, nominee or other holder of record) and the beneficial owner does not provide the broker or bank with specific voting instructions, (referred to as “broker non-votes”), the broker or bank only has discretion to vote on routine matters but does not have discretion to vote on non-routine matters.

Pursuant to New York Stock Exchange (“NYSE”) rules, Proposal 1 (election of directors), Proposal 3 (amending our Restated Certificate of Incorporation to declassify our Board) and Proposal 4 (advisory vote on the compensation of our named executive officers) will be considered non-routine proposals for which your broker or bank may not exercise voting discretion if it does not receive voting instructions from you. Proposal 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year) will be considered a routine proposal for which your broker or bank may exercise voting discretion even if it does not receive voting instructions from you. As a result, if you are a beneficial owner of shares held in street name, it is critical that you cast your vote in order for it to be counted on Proposals 1, 3 and 4.

Broker non-votes will not be counted as votes “for” or “against” Proposals 1, 3 or 4. Abstentions will be counted as votes “against” Proposals 2, 3 and 4.

Vote Requirement for each Proposal

If a quorum is present, Proposal 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year) and Proposal 4 (approval of the advisory vote on the compensation of our named executive officers) will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon.

If a quorum is present, approval of Proposal 3 (the amendment to our Restated Certificate of Incorporation to declassify our Board) will require the affirmative vote of eighty percent (80%) of the outstanding shares of common stock entitled to vote.

If a quorum is present, our Amended and Restated Bylaws (“Bylaws”) require, for purposes of Proposal 1, that a director nominee receive a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of “withheld” votes cast for that nominee) to be elected. Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Board Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Board Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Voting Procedures

Registered holders may vote in person at the Annual Meeting, via the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail. If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

A representative of IVS Associates, Inc. will tabulate the votes and act as inspector of election at the Annual Meeting.

Changing Your Vote

You can revoke or change your vote on a proposal at any time before the Annual Meeting for any reason by revoking your proxy. For stockholders of record, proxies may be revoked by delivering a written notice of revocation, bearing a later date than your proxy, to our Corporate Secretary at or before the Annual Meeting. Proxies may also be revoked by:

•	submitting a new written proxy bearing a later date than a proxy you previously submitted prior to or at the Annual Meeting;

•	voting again by Internet or telephone before 11:59 p.m., Eastern Time, on May 14, 2014; or

•	attending the Annual Meeting and voting in person.

In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of a revocation of a proxy should be sent to Lennox International Inc., 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. To be effective, the revocation must be received by our Corporate Secretary before the taking of the vote at the Annual Meeting.

If your shares are held in street name, you must follow the specific voting directions provided to you by your bank, broker, nominee or other holder of record to change or revoke any instructions you have already provided. Alternatively, obtain a proxy from your bank, broker or other holder of record and provide it with your vote at the Annual Meeting.

Other Business; Adjournments

We are not aware of any other business to be acted upon at the Annual Meeting. However, if you have voted by proxy and other matters are properly presented at the Annual Meeting for consideration in accordance with our Bylaws, the persons named in the accompanying Proxy Card will have discretion to act on those matters according to their best judgment or the Board’s recommendation. In the absence of a quorum, the Chairman or stockholders representing a majority of the votes present in person or by proxy at the meeting may adjourn the meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Bylaws provide that our Board may be composed of no less than three and no more than 15 members. The size of our Board has been fixed by our Board at 10 members, divided into three classes, with each class currently serving a three-year term.

Upon the recommendation of the Board Governance Committee, the Board has nominated three Class I directors for re-election to our Board to hold office for a three-year term expiring at the 2017 Annual Meeting of Stockholders. All Class II and Class III directors will continue in office until the expiration of the terms of their classes at the 2015 and 2016 Annual Meeting of Stockholders, respectively. The process followed by the Board in nominating directors and the criteria considered for director nominees is described in the “Corporate Governance — Director Nomination Process and Nominee Criteria” section of this Proxy Statement.

We provide biographical information for each Class I director nominee and for each other director below. For each director and director nominee, the information presented includes the positions held, principal occupation, and business experience as of April 1, 2014. The biographical description below for each director and director nominee also includes the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such person should serve as a director of the Company at this time, in light of our business and structure.

If you do not wish to vote your shares for any particular nominee, you may withhold your vote for that particular nominee. If any Class I director nominee becomes unavailable to serve, the persons named in the accompanying Proxy Card may vote for any alternate designated by the incumbent Board, or the number of directors constituting the Board may be reduced.

The Board has nominated the following directors for re-election as Class I directors for a three-year term expiring at the 2017 Annual Meeting of Stockholders:

Janet K. Cooper, 60, has served as a director of our Company since 1999. She is a member of the Audit Committee and the Public Policy Committee. From 2002 to 2008, Ms. Cooper served as Senior Vice President and Treasurer of Qwest Communications International Inc. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997.

Ms. Cooper serves on the Board of Directors of The Toro Company, a manufacturer of equipment for lawn and turf care maintenance, and MWH Global, Inc., a firm providing water, wastewater, energy, natural resource, program management, consulting, and construction services to clients around the world.

Ms. Cooper contributes a substantial financial background and extensive experience in capital markets, tax, accounting matters, and pension plan investments in her service as a director.

John W. Norris, III, 56, has served as a director of our Company since 2001. He is the Chairman of the Public Policy committee and a member of the Compensation and Human Resources Committee. Mr. Norris is a co-founder of Maine Network Partners and is the founding Chairman of the Environmental Funders Network. From 2000 to 2005, he served as the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy and from 2006 to 2007 as Program Officer for the Northern Forest Center. Mr. Norris was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000 and served as an economic development Peace Corps Volunteer in Jamaica, West Indies from 1985 to 1987. Before joining the Peace Corps, Mr. Norris completed a graduate school internship at Lennox Industries Inc., a subsidiary of the Company, in 1983.

Mr. Norris contributes substantial experience and knowledge on environmental issues, non-governmental organizations, and organizational development in his service as a director.

Paul W. Schmidt, 69, has served as a director of our Company since 2005. He is the Chairman of the Audit Committee and a member of the Board Governance Committee. In early 2007, Mr. Schmidt retired from his position as Corporate Controller of General Motors Corporation, a position he held since 2002. He began his career in 1969 as an analyst with the Chevrolet Motor Division of General Motors and subsequently served in a wide variety of senior leadership roles for General Motors, including financial, product and factory management, business planning, investor relations and international operations. Mr. Schmidt also served as Director of Capital, Performance and Overseas Analysis in General Motors’s New York Treasurer’s Office.
Mr. Schmidt contributes a thorough knowledge of U.S. GAAP and extensive experience in financial statement preparation, accounting matters, and risk management, as well as manufacturing expertise, in his service as a director.

THE BOARD RECOMMENDS A VOTE “FOR”

EACH OF THE ABOVE NOMINEES

The following Class II directors’ terms will continue until the 2015 Annual Meeting of Stockholders:

John E. Major, 68, has served as a director of our Company since 1993. He is the Chairman of the Compensation and Human Resources Committee and a member of the Board Governance Committee. Mr. Major is President of MTSG, a company that provides consulting, management and governance services, which he formed in 2003. From 2003 to 2006, he served as CEO of Apacheta Corporation, a mobile wireless software company whose products are used to manage inventory and deliveries. From 2000 to 2003, he served as Chairman and CEO of Novatel Wireless, Inc., a leading provider of wireless Internet solutions. Prior to joining Novatel Wireless, Mr. Major served as President and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc., from 1998 through 1999. From 1997 to 1998, he served as Executive Vice President of QUALCOMM and President of its Wireless Infrastructure Division. Prior to joining QUALCOMM, Mr. Major served as Senior Vice President and Chief Technology Officer at Motorola, Inc., a manufacturer of telecommunications equipment. Prior to that he served as Senior Vice President and General Manager for Motorola’s Worldwide Systems Group of the Land Mobile Products Sector.

Mr. Major currently serves as the lead independent director of the Board of Directors of Broadcom Corporation, a semiconductor manufacturing company; and serves on the Boards of Directors of Littelfuse, Inc., a manufacturer of circuit protection devices; Pulse Electronics, an electronic components provider; and ORBCOMM Inc., a satellite communications service provider.

Mr. Major previously served on the Board of Directors of Verilink Corporation, a manufacturer of microwave communications products, from June 1996 to January 2007.

Mr. Major contributes substantial experience in product innovation, compensation programs, and mergers and acquisitions in his service as a director.

Gregory T. Swienton, 64, has served as a director of our Company since 2010. He is a member of the Compensation and Human Resources Committee and the Public Policy Committee. Mr. Swienton has been an adviser to Ryder System, Inc., a supplier of transportation, logistics and supply chain management solutions, since May 2013. He previously was Executive Chairman of Ryder System, Inc., from January 2013 to May 2013, after having been Chairman of Ryder System, Inc. since May 2002 and Chief Executive Officer since November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit, and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton serves on the Board of Directors of Harris Corporation, an international communications and information technology company. Mr. Swienton also serves as Chairperson of the Finance Committee and as a member of the Audit Committee of the Board of Directors of Harris Corporation.

Mr. Swienton contributes extensive international business experience, deep expertise in global distribution and supply chain innovations, as well as experience in growth initiatives, in his service as a director.

Todd J. Teske, 49, has served as a director of our company since 2011. He is a member of the Audit Committee and the Public Policy Committee. In 2010, Mr. Teske became the Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation, a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories. Before becoming CEO of Briggs & Stratton in January 2010, he served as the company’s President and Chief Operating Officer, President of its power products business, head of corporate development and Controller.
Mr. Teske serves as the Chairman of the Board of Briggs & Stratton. He also serves on the Board of Directors and as a member of the Audit and Compliance Committee and the Compensation Committee of Badger Meter, Inc., a leading innovator, manufacturer and marketer of flow measurement and control products.

As an active CEO and former corporate controller, Mr. Teske contributes extensive expertise in the areas of management, finance, accounting, manufacturing, and corporate governance in his service as a director.

The following Class III directors’ terms will continue until the 2016 Annual Meeting of Stockholders:

Todd M. Bluedorn, 50, became Chief Executive Officer and was elected as a director of our Company in April 2007. He was appointed as Chairman of the Board on May 10, 2012. Prior to joining the Company, Mr. Bluedorn served in numerous senior management positions for United Technologies since 1995, including President, Americas — Otis Elevator Company; President, North America — Commercial Heating, Ventilation and Air Conditioning for Carrier Corporation; and President, Hamilton Sundstrand Industrial. He began his professional career with McKinsey & Company in 1992. A graduate of West Point with a B.S. in electrical engineering, Mr. Bluedorn served in the United States Army as a combat engineer officer and United States Army Ranger from 1985 to 1990. He received his MBA from Harvard University School of Business in 1992.

Mr. Bluedorn serves on the Board of Directors of Eaton Corporation, a diversified industrial manufacturer.

Mr. Bluedorn possesses considerable industry knowledge and executive leadership experience. Mr. Bluedorn’s extensive knowledge of our Company and its business, combined with his drive for excellence and innovation, position him well to serve as CEO and a director of our Company.

C.L. (Jerry) Henry, 72, has served as a director of our Company since 2000. He is the Chairman of the Board Governance Committee and a member of the Audit Committee. Prior to his retirement, Mr. Henry served as Chairman, President, and CEO of Johns Manville Corporation, a leading manufacturer of insulation and building products, from 1996 to 2004. Mr. Henry served as Executive Vice President and CFO for E. I. du Pont de Nemours and Company, a global science and technology company, from 1993 to 1996.
Mr. Henry currently serves on the Board of Directors of MWH Global, Inc., a firm providing water, wastewater, energy, natural resource, program management, consulting, and construction services to clients around the world.

As a former CEO and CFO, Mr. Henry contributes a broad knowledge of financial matters, strategy development, risk management, and mergers and acquisitions in his service as a director.

Terry D. Stinson, 72, has served as a director of our Company since 1998. He is a member of the Board Governance Committee and the Compensation and Human Resources Committee. Mr. Stinson currently serves as Executive Vice President of AAR Corp., an international, publicly traded aerospace manufacturing and services firm. In addition, Mr. Stinson has served as CEO of his own consulting practice, Stinson Consulting, LLC, engaged in strategic alliances and marketing for the aerospace industry, since 2001. From 2002 to 2005, Mr. Stinson served as CEO of Xelus, Inc., a collaborative enterprise service management solution company. From 1998 to 2001, Mr. Stinson was Chairman and CEO of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft, and served as President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. Prior to that position, he was President of the Hamilton Standard Division of United Technologies Corporation, a defense supply company, since 1986.

Mr. Stinson previously served on the Board of Directors of Triumph Group, Inc., a company engaged in the manufacturing and repair of aircraft components, subassemblies and systems, from September 2003 to March 2008.

As a former senior executive of two Fortune 500 companies, Mr. Stinson contributes extensive general management experience in technology-driven businesses, and a thorough knowledge of corporate governance, director recruitment and development, talent management, and strategy development in his service as a director.

Richard L. Thompson, 74, has served as a director of our Company since 1993 and Lead Director since May 2012. He is a member of the Board Governance Committee and Compensation and Human Resources Committee. He served as Vice Chairman of the Board from February 2005 to July 2006 and as Chairman of the Board from July 2006 to May 2012. Mr. Thompson served as Group President and Member of the Executive Office of Caterpillar Inc., a manufacturer of construction and mining equipment, from 1995 until his retirement in 2004. He joined Caterpillar in 1983 as Vice President, Customer Services. In 1989, he was appointed President of Solar Turbines Inc., a wholly-owned subsidiary of Caterpillar and manufacturer of gas turbines. From 1990 to 1995, he served as Vice President of Caterpillar, with responsibility for its worldwide engine business. Previously, he held the positions of Vice President of Marketing and Vice President and General Manager, Components Operations of RTE Corporation, a manufacturer of electrical distribution products.

Mr. Thompson serves as non-executive Chairman of the Board of NiSource Inc., a natural gas and electric utility. In addition, he is a former Director of the National Association of Manufacturers, the nation’s largest industrial trade association.

As a former senior executive at a Fortune 50 company, Mr. Thompson contributes extensive experience leading international business units, engineering and product development, and a substantial knowledge of marketing and channel management, in his service as a director.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR

The Audit Committee of the Board has appointed KPMG LLP to continue as our independent registered public accounting firm for the 2014 fiscal year. We are asking our stockholders to ratify this appointment of KPMG LLP as our independent registered public accounting firm. If our stockholders do not ratify this appointment, the Audit Committee will consider the reasons for such rejection and whether it should select a different firm; however, it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of KPMG LLP will be present at the 2014 Annual Meeting of Stockholders and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the meeting if he or she desires to do so.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

2014 FISCAL YEAR.

Audit and Non-Audit Fees

The following table sets forth the fees for audit and other services rendered by KPMG LLP for each of the last two fiscal years (in thousands).

	2013	2012
Audit Fees(1)	$2,872	$3,007
Audit-Related Fees(2)	12	78
Tax Fees(3)	194	259
All Other Fees	0	0

TOTAL	$3,078	$3,344

(1)	Represents fees billed for the audit of our financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and for services that are provided by KPMG LLP in connection with statutory regulatory filings or engagements.

(2)	Represents fees billed for assurance and consultative related services. Such services in 2013 consisted primarily of attestation support for percentage of completion accounting in China. Such services in 2012 consisted of due diligence work relating to potential business acquisitions.

(3)	Represents fees billed for tax compliance, including review of tax returns, tax advice, and tax planning.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by our independent registered public accountants. In addition, all non-audit services provided by KPMG LLP are pre-approved in accordance with our policy that prohibits our independent registered public accountants from providing services specifically prohibited by the Securities and Exchange Commission (“SEC”). For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairman. In addition, the Audit Committee has approved annual maximum amounts for tax advisory and tax return services. No engagements are commenced until the Audit Committee Chairman’s approval has been received. All approved services are reported to the full Audit Committee at each quarterly meeting. In accordance with the foregoing, all services provided by KPMG LLP in 2013 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee maintains effective working relationships with the Board, management, the Company’s internal auditors and KPMG LLP, the Company’s independent registered public accounting firm (the “Independent Accountants”). As set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our Company’s consolidated financial statements and disclosures are complete and accurate and in accordance with U.S. generally accepted accounting principles and applicable rules and regulations. The Independent Accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee (1) has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 with the Company’s management and with the Independent Accountants; (2) has discussed with the Independent Accountants the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and (3) has received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the Independent Accountants the Independent Accountants’ independence and considered whether the provision of non-audit services by the Independent Accountants to the Company is compatible with Independent Accountants’ independence.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Independent Accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s consolidated financial statements have been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s Independent Accountants are in fact “independent.”

Based upon the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by the Audit Committee of the Board:

Paul W. Schmidt (Chairperson)	Janet K. Cooper
C. L. (Jerry) Henry	Todd J. Teske

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” and that the Compensation & Human Resources, Board Governance and Audit Committees consist exclusively of independent directors as independence is defined under the NYSE listing standards, the Securities and Exchange Act of 1934 and any other applicable laws or regulations regarding independence. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.

Applying these standards, the Board has determined that a majority of our Board is independent and that all of the members of the Board’s standing committees consist exclusively of independent directors (see table under “Board Committees”).

In making its determination as to the independence of our directors, the Board Governance Committee and the Board considered the following relationship:

•	Mr. Swienton served for part of 2013 as the Executive Chairman of Ryder System Inc., which provides transportation and logistics services to the Company in the ordinary course of business.

Board Meetings and Leadership Structure

The Board currently is comprised of 10 members, including 9 independent directors. Mr. Bluedorn serves as the Chairman of the Board and Chief Executive Officer (“CEO”). The Board has determined that Mr. Bluedorn’s position as Chairman allows him to be a liason between management and the Board of Directors, providing the Board with the benefit of management’s perspective on our business strategy and all other aspects of the business as the Board performs its oversight role. In 2012, the Board amended our Corporate Governance Guidelines to create a Lead Director position, and elected Richard L. Thompson, the past Chairman, as Lead Director. The Board believes the Lead Director position provides helpful guidance to the independent directors in their oversight of management. The Lead Director, among other things, presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serves as liaison between the Chairman and the independent directors, assists the Chairman in planning agendas for Board meetings and advises on the quality of the information provided to the Board. The Lead Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available for consultation and direct communication.

The Board met six times in 2013. All directors attended in excess of 75% of the total number of meetings of the Board and committees of the Board on which they served. Our Corporate Governance Guidelines include a policy that Board members are expected to attend the annual meeting of stockholders. All of the individuals serving as directors at the time of our 2013 Annual Meeting of Stockholders, except Mr. Stinson, attended the meeting, including each of the three Class I director nominees.

Risk Oversight and Compensation Risk Analysis

The Board oversees the Company’s processes to manage risk at the Board and senior management levels. The Audit Committee oversees the guidelines and policies that govern the Company’s processes to assess and manage significant enterprise risk exposure. While the Board and Audit Committee oversee the Company’s risk management, our management is responsible for the development, implementation, and maintenance of our risk management processes. Management provides periodic reports to the Board and Board committees, as appropriate, on its assessment of strategic, operational, legal and compliance, and financial reporting risks to the Company. The Board and Board committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

The Board has reviewed the Company’s compensation policies and practices to determine if risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. Based on such review, the Board has not identified any risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. The Company incorporates short-term and long-term incentive programs for cash and equity awards that are designed to reward successful execution of its business strategy and achievement of desired business results. Additionally, the Company has stock ownership requirements and clawback provisions to align the interests of its executive officers with the interests of its stockholders. For non-executive employees, the Company uses a variety of incentive compensation programs to motivate its employees to attain individual goals and support the financial performance of the Company. All of the Company’s material incentive compensation plans are reviewed at least annually by senior management.

Board Committees

The standing committees of the Board are as follows: Audit, Board Governance, Compensation and Human Resources, and Public Policy. The Board has adopted charters for each of these committees which are available on our website at http://www.lennoxinternational.com by following the links “About Us — Corporate Governance — Committee Charters.” Each of these Board committees is led by a different independent director and the members of each Board committee are all independent directors.

The following table provides current membership information for each of the Board committees and indicates which directors our Board determined are independent, as independence for directors is defined by the NYSE.

Name	Independent	Audit	Board Governance	Compensation and Human Resources	Public Policy
Richard L. Thompson	X	—	X	X	—
Todd M. Bluedorn	—	—	—	—	—
Janet K. Cooper	X	X	—	—	X
C.L. (Jerry) Henry	X	X	X*	—	—
John E. Major	X	—	X	X*	—
John W. Norris, III	X	—	—	X	X*
Paul W. Schmidt	X	X*	X	—	—
Terry D. Stinson	X	—	X	X	—
Gregory T. Swienton	X	—	—	X	X
Todd J. Teske	X	X	—	—	X

*	Committee Chairperson

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements and related systems of internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee also has the direct responsibility for the appointment, compensation, retention and oversight of our Independent Accountants.

The Board has determined that each Audit Committee member is independent, as independence for audit committee members is defined by the SEC and the NYSE, is “financially literate” as defined by the NYSE and has accounting or related financial management expertise. The Board has determined that Mr. Schmidt, Chairperson of the Audit Committee, is an audit committee financial expert as defined by the SEC. The Audit Committee met eight times in 2013.

Board Governance Committee

The Board Governance Committee assists the Board by identifying individuals qualified to become Board members, developing qualification criteria for Board membership, making recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees, developing and recommending to the Board any changes to the Corporate Governance Guidelines and Code of Conduct applicable to our Company, developing our Company’s director education programs, and overseeing the evaluation of our Board. The Board has determined that each member of the Board Governance Committee is independent as independence for directors is defined by the NYSE. The Board Governance Committee met three times in 2013.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee determines the compensation philosophy and oversees the compensation programs for the Company’s executive officers and the non-employee members of the Board. This committee’s responsibilities include oversight of the short- and long-term incentive plans and the senior management succession plans. The committee also reviews the funding requirements and investment policies for the defined benefit and defined contribution retirement plans, and the performance of investment funds, investment advisors and investment managers under those plans.

Although the committee seeks input from the CEO on various elements of executive compensation, the committee determines and approves the final compensation elements and amounts to be provided to the Company’s NEOs. The independent members of the Board (rather than the committee) have direct responsibility for approving CEO and Board compensation. The committee reviews and recommends proposed changes to CEO and Board compensation to the independent members of the Board for approval. See “Executive Compensation — Compensation Discussion and Analysis” for information concerning the committee’s philosophy and objectives in overseeing executive compensation. The Board has affirmatively determined that each member of the committee is independent as independence for compensation committee members is defined by the NYSE. The Board has also determined that each member of the committee is a “non-employee director” for purposes of Section 16b-3 of the Exchange Act and, along with each of the independent directors, is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The committee met five times in 2013.

The committee’s charter authorizes the committee to retain third-party compensation consultants and to obtain advice and assistance from internal or external legal, accounting or other advisors. The committee retains Frederic W. Cook & Co., Inc. (“Frederic W. Cook”) as its executive compensation consultant to provide objective analysis, advice and recommendations regarding the compensation of our executives and non-employee directors. Frederic W. Cook does not provide any other services for the Company. See “Executive Compensation — Compensation Discussion and Analysis” for further information regarding our executive compensation programs and the scope of services provided by Frederic W. Cook. The committee has concluded that Frederic W. Cook’s work raises no conflicts of interest that require disclosure under Item 407(e)(3)(iv) of Regulation S-K.

Public Policy Committee

The Public Policy Committee is responsible for overseeing our Company’s environmental, health and safety issues, and our position on corporate social responsibility and significant public issues that affect our stockholders. The Board has determined that each Public Policy Committee member is independent, as independence for directors is defined by the NYSE. The Public Policy Committee met twice in 2013.

Director Nomination Process and Nominee Criteria

The Board is responsible for approving candidates for Board membership. The Board has delegated the director screening and recruitment process to the Board Governance Committee. In this capacity, the Board

Governance Committee develops and periodically reviews the qualification criteria for Board membership, identifies new director candidates, and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. The Board Governance Committee typically retains a third-party search firm to assist in identifying and evaluating potential new director candidates. Qualifications required of individuals for consideration for Board membership will vary according to the particular areas of expertise, experience and skills being sought as a complement to the existing Board composition at the time of any vacancy.

Neither the Board nor the Board Governance Committee has a formal diversity policy. However, our Corporate Governance Guidelines provide that, when nominating new members to the Board, the Board will seek the best qualified candidates with consideration for diversity. This consideration may include diversity of experience, functional expertise and industry knowledge. Our Board of Director Qualification Guidelines further provide that the Board Governance Committee consider a candidate’s diversity of viewpoints in determining the particular qualifications desired for any new Board member.

According to our Board of Director Qualification Guidelines, the Board Governance Committee considers the following factors in evaluating directors, in addition to such other factors that the Board Governance Committee deems relevant:

•	Personal Characteristics: leadership, integrity, interpersonal skills and effectiveness, accountability and high performance standards;

•	Business Attributes: high levels of leadership experience in business, substantial knowledge of issues faced by publicly-traded companies, experience in positions demonstrating expertise, including on other boards of directors, financial acumen, industry and Company knowledge, diversity of viewpoints and experience in international markets and strategic planning;

•	Independence: independence based on the standards established by the NYSE, the SEC and any other applicable laws or regulations;

•	Professional Responsibilities: willingness to commit the time required to fully discharge his or her responsibilities, commitment to attend meetings, ability and willingness to represent the stockholders’ long and short-term interests, awareness of our responsibilities to our customers, employees, suppliers, regulatory bodies and the communities in which we operate and willingness to advance his or her opinions while supporting the majority Board decision, assuming questions of ethics or propriety are not involved;

•	Governance Responsibility: ability to understand, and distinguish between, the roles of governance and management; and

•	Availability and Commitment: availability based on the number of commitments to other entities existing or contemplated by the candidate.

The full text of our qualification guidelines can be found on our website at http://www.lennoxinternational.com by following the links “About Us — Corporate Governance — Board of Director Qualification Guidelines.”

When a vacancy occurs on the Board, a majority of the directors then in office may fill the vacancy, or the vacancy may remain open or the size of the Board may be reduced. The Board Governance Committee evaluates and recommends to the Board nominees for election to the Board.

Stockholder Nominations for Director

The Board Governance Committee considers nominees for election to the Board recommended by stockholders in the same manner as other candidates. A stockholder wishing to nominate a candidate for election 19 to the Board at a meeting of the stockholders (“Nominating Stockholder”) is required to give written notice to our Corporate Secretary of his or her intention to make a nomination in accordance with the terms of our Bylaws. The Nominating Stockholder must be a holder of record of stock of the Company entitled to vote at the annual meeting and must appear at the annual meeting to nominate such person. The Nominating Stockholder must include a written consent of its proposed director nominee. The proposed director nominee must also represent and agree that he or she (i) has not and will not give any assurance or commitment not disclosed to the Company on how he or she would vote on any issue or question, (ii) has not and will not become party to any agreement not disclosed to the Company regarding direct or indirect compensation (other than from the Company) for his or her service as a director and (iii) if elected, will comply with all applicable policies and guidelines of the Company. We must receive the notice of nomination at least 60 days but no more than 90 days prior to the annual meeting of stockholders, or if we give less than 70 days’ notice of the date of the annual meeting of stockholders, the notice of nomination must be received within 10 days following the date on which notice of the date of the annual meeting of stockholders was mailed or such public disclosure was made to our stockholders.

Pursuant to our Bylaws, the notice for the proposed director nominee must contain certain information about the nominee, the Nominating Stockholder and any person “acting in concert” with the Nominating Stockholder, including descriptions of any arrangements or understanding related to the nomination, the information that would be required if such person was making a stockholder proposal (as described under “Stockholder Proposals for the 2015 Annual Meeting of Stockholders—Proposals to be Offered at the 2015 Annual Meeting”) and other information sufficient to allow the Board Governance Committee to determine if the candidate meets our qualification criteria for Board membership. The Board Governance Committee may require that the proposed director nominee furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded. Nominating Stockholders whose nominations comply with the foregoing procedure and who meet the criteria described above under the heading “Director Nomination Process and Nominee Criteria”, and in our Corporate Governance Guidelines, will be evaluated by the Board Governance Committee in the same manner as the Board Governance Committee’s nominees.

Stockholder Communications with Directors

Stockholders may send written communications to the Board by email to directors@lennoxintl.com, or by regular mail to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Board of Directors, c/o Corporate Secretary.

Stockholder communications received by the Corporate Secretary will be delivered to one or more members of the Board or management, as determined by the Corporate Secretary. Any allegations of accounting, internal controls or auditing-related complaints or concerns will be directed to the Chairman of the Audit Committee.

Interested parties may communicate with non-management directors of the Board by sending written communications to the addresses listed above to the attention of the Chairman of the Board.

Other Corporate Governance Policies and Practices

Code of Conduct

The Company has adopted a Code of Conduct that applies to all its directors and employees, including its senior financial and principal executive officers. Amendments to and waivers, if any, of the Code of Conduct as it pertains to the executive officers will be disclosed on our website. The Code of Conduct is available on the

Company’s website at http://www.lennoxinternational.com by following the links “About Us — Our Core Values — Code of Conduct.”

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available on the Company’s website at http://www.lennoxinternational.com by following the links “About Us — Corporate Governance — Corporate Governance Guidelines.”

Executive Session Meetings

In accordance with our Corporate Governance Guidelines, the independent members of our Board, all of whom are non-management directors, meet regularly in executive session without the presence of management. The Lead Director chairs the executive session meetings of our independent directors.

Whistleblower Procedures

The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding such matters.

PROPOSAL 3:

APPROVE AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION TO

DECLASSIFY OUR BOARD OF DIRECTORS

Our Restated Certificate of Incorporation currently provides that the members of the Board are divided into three classes, with staggered three-year terms of office. Under our Restated Certificate of Incorporation, one class of directors is elected at each annual meeting of stockholders, and a director’s term of office generally continues until the third annual meeting of stockholders following his or her election and until his or her successor is elected and qualified.

The Board Governance Committee and the Board have regularly considered the advantages and disadvantages of both a classified and declassified board structure. While the Board Governance Committee and the Board both believe that a classified board provides stability and continuity in pursuing our strategies, as well as protection against hostile takeover tactics, the Board Governance Committee and the Board have concluded, after taking into account the growing sentiment of stockholders in favor of the annual election of all directors, and evolving corporate governance practices, that our classified Board structure should be eliminated over a three-year period.

Accordingly, upon the recommendation of the Board Governance Committee, the Board has approved an amendment to our Restated Certificate of Incorporation that would eliminate, over a three-year period, the classified structure of our Board and provide for the annual election of directors. If the proposed amendment is approved by our stockholders, Class I directors would serve a three-year term as provided by our current Restated Certificate of Incorporation; Class II directors, whose term expires at the 2015 annual meeting, would be elected for a one-year term; and Class II and Class III directors, whose term expires at the 2016 annual meeting, would be elected for a one-year term. At the 2017 annual meeting and thereafter, all directors would be elected for a one-year term. Directors elected to fill any vacancy on the Board or to fill newly-created director positions resulting from an increase in the number of directors would serve the remainder of the term of the Class of directors to which the director was elected or appointed. The phasing-in of annual elections of directors over a three-year period is designed to ensure a smooth transition to a system of annual elections of all our directors. After the declassified structure is fully phased-in, stockholders will also be able to remove directors without cause by the affirmative vote of holders of eighty percent (80%) of the outstanding shares of the Company entitled to vote thereon.

The proposed amendment to our Restated Certificate of Incorporation as described in this Proposal 3 is qualified in its entirety by reference to the marked copy of Article Sixth of the Restated Certificate of Incorporation, as amended by the proposed amendment, attached as Appendix A to this Proxy Statement. For ease of reference, the marked copy of Article Sixth of the Restated Certificate of Incorporation shows the deleted text through strikethrough format and the added text underlined. The Board has also conditionally approved conforming amendments to our Bylaws, to become effective if the amendment to the Restated Certificate of Incorporation becomes effective.

If the proposed amendment to our Restated Certificate of Incorporation is not approved our classified board structure will remain in place and the conditional conforming amendments to our Bylaws will not become effective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE

AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY

OUR BOARD OF DIRECTORS.

PROPOSAL 4:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote at the Annual Meeting to approve the compensation of our Company’s named executive officers, or NEOs (the “Say-on-Pay vote”), as disclosed in this Proxy Statement. The Say-on-Pay vote is a vote on the advisory resolution below, and it is not binding on the Company or the Board. Although the vote is non-binding, the Compensation and Human Resources Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. Our Board has adopted a policy to hold Say-on-Pay votes annually until the next advisory vote on the frequency of Say-on-Pay votes that will take place at our 2017 annual meeting of stockholders.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company designed its market competitive NEO compensation program to reward successful execution of our business strategy and achievement of desired business results, with a focus on creating alignment with the interests of our stockholders. Our program seeks to achieve these goals on an annual and long-term basis through an appropriate combination of base pay, annual incentives and long-term incentives.

The annual incentive payout is based on Company financial performance metrics, and for NEOs that are business segment leaders, a combination of Company and business segment metrics. In addition, long-term incentives currently include: (i) stock appreciation rights (“SARs”), which are designed to incentivize NEOs to grow our business and deliver increased returns to our stockholders, (ii) restricted stock units (“RSUs”), which are designed to support our retention efforts, and (iii) performance shares units (“PSUs”), which are designed to link compensation to the Company’s three-year financial performance as measured by return on invested capital and net income growth.

The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risk. These policies include: stock ownership guidelines, a prohibition on hedging and pledging of Company stock, and a clawback policy. These programs are discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In 2013, the Company continued to drive performance and stockholder value through its execution of productivity initiatives, leadership in innovative product systems and solutions and disciplined use of cash. In this regard, some highlights of our 2013 performance are outlined below and are described in more detail in our Annual Report on Form 10-K for the year ending December 31, 2013.

•	Net sales up 8% from 2012 to approximately $3.2 billion;

•	Diluted GAAP EPS from continuing operations of $3.55, up 35% from 2012;

•	One-year stockholder return of 64% and three-year total stockholder return of 89% (in each case, assuming reinvestment of dividends); and

•	Cash generated from operations of $210 million, down slightly from a record of $221 million in 2012.

These results have been adjusted for discontinued operations related to the divestiture of the Service Experts business as described in more detail in our Form 10-K for the year ending December 31, 2013.

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE NEOS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Executive Summary

LII’s executive compensation program is designed to attract, retain and motivate leadership talent, align executive compensation with short- and long-term business goals, maintain market competitiveness and drive increased stockholder value. Set forth below are highlights of our 2013 financial performance and a description of the direct linkage between our executive compensation program and our financial performance.

2013 Financial Highlights

In 2013, the Company continued to drive performance and shareholder value through its focus on innovation, productivity and a disciplined use of cash. In this regard, some highlights of our 2013 performance are outlined below and are described in more detail in our Annual Report on Form 10-K for the year ending December 31, 2013;

•	Net sales up 8% from 2012 to approximately $3.2 billion;

•	Diluted GAAP EPS from continuing operations of $3.55, up 35% from 2012;

•	One-year stockholder return of 64% and three-year total stockholder return of 89% (in each case, assuming reinvestment of dividends); and

•	Cash generated from operations of $210 million, down slightly from a record of $221 million in 2012.

These results have been adjusted for discontinued operations related to the divestiture of the Service Experts business as described in more detail in our Form 10-K for the year ending December 31, 2013.

Pay for Performance Linkage

LII continues to demonstrate pay for performance linkage through both our annual short-term incentive compensation program and our long-term incentive program. As such, and given the most recent Say-on-Pay vote (discussed below), we did not implement any major changes to our executive compensation program in 2013. Highlights of our short-term and long-term incentive programs and how they are linked to our pay-for-performance philosophy include:

•	85% of our CEO’s compensation is variable – either tied to annual short-term or long-term incentive compensation;

•	70% of our NEOs’ long-term incentive compensation is performance-based, with the remainder provided as RSUs for retention purposes;

•	CEO compensation (as shown in the Summary Compensation Table) increased slightly (1%) in 2013, while our one-year stockholder return was 64% (assuming reinvestment of dividends); and

•	Actual payouts under our Performance Share Unit Program have ranged from 52.5% to 153.2% of target (98% of target average) over the last three completed performance cycles (each spanning three years), while stockholder return over that same five-year period has increased almost 185% (assuming reinvestment of dividends).

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the philosophy and objectives of the compensation program for our NEOs. The Compensation and Human Resources Committee of the Board (the “Committee”) establishes and administers our executive compensation program, practices and policies. The Committee receives input from management and its executive compensation consultant, and considers competitive practices, our business objectives, stockholder interests, regulatory requirements and other relevant factors to develop our executive compensation program. The Committee reviews, modifies and approves, as appropriate, our executive compensation program in an effort to provide market-competitive compensation for our NEOs.

The Committee also monitors the results of the Say-on-Pay vote and considers those results in determining compensation policies and decisions. At our 2013 Annual Meeting, 95% of votes cast on the Say-on-Pay resolution approved the compensation program described in our 2013 proxy statement, up from 81% the prior year. Although our Say-on-Pay approval increased significantly from the prior year’s results, management continued the dialogue with proxy advisors and investors to better understand investors’ concerns regarding executive compensation and governance. Given the most recent Say-on-Pay vote results, the Committee did not implement any major changes to the executive compensation program in 2013.

Executive Compensation Philosophy and Key Objectives

Pay-for-Performance

We maintain a pay-for-performance compensation philosophy designed to reward successful execution of our business strategy and achievement of desired business results, with a focus on aligning compensation with the interests of our stockholders. When our financial results exceed expected performance, monetary rewards to our NEOs generally pay out at higher levels. When our financial results fall below expected performance, monetary awards to our NEOs generally pay out at lower levels or may not pay out at all.

Recent payouts under our short-term incentive program demonstrate the strong link between Company performance and actual payments made to our NEOs. In 2013, overall Company performance exceeded expectations and, as a result, our NEOs received above target annual short-term incentive compensation payouts. These results are consistent with our pay-for-performance approach and our results-oriented culture. The graph below illustrates the alignment of pay and performance by showing changes in annual CEO compensation (using Summary Compensation Table totals) versus changes in total shareholder return (“TSR”) over the last several years.

$ amounts are in thousands. TSR represents the change in a $100 investment from the end of fiscal year 2007, assuming reinvestment of dividends.

Key Strategic Objectives

The strategic objectives of our executive compensation program are to:

•	attract, retain and motivate top executive talent;

•	align compensation with the achievement of short-term and long-term business goals;

•	maintain a market-competitive executive compensation program; and

•	drive increased stockholder value by maintaining a strong alignment between pay and performance.

The following table lists each element of executive compensation and how the Committee believes it correlates to our compensation philosophy and key objectives.

Executive Compensation Elements	Attract Top Talent	Retain & Motivate Top Talent	Achieve Short- Term Goals	Achieve Long- Term Goals	Maintain Market Competiveness	Pay for Performance
Base Salary	✓	✓			✓
Short-Term Incentive Program	✓	✓	✓		✓	✓
Long-Term Incentive Program
Performance Share Units	✓	✓		✓	✓	✓
Restricted Stock Units	✓	✓			✓
Stock Appreciation Rights	✓	✓	✓	✓	✓	✓
Perquisites	✓	✓			✓
Benefit Programs	✓	✓			✓

Competitive Compensation

Market Analysis

To maintain a market-competitive program, the Committee uses benchmarking data when establishing executive compensation. Benchmarking against a representative peer group assists the Committee in assessing the competitiveness of our executive compensation program.

Our Company’s compensation peer group, as reviewed and approved by the Committee, includes the following 15 companies (the “Compensation Peer Group”):

• A. O. Smith Corporation	• Dover Corporation	• Rockwell Automation, Inc.

• Acuity Brands, Inc.	• Flowserve Corporation	• Snap-On Incorporated

• Armstrong World Industries, Inc.	• Kennametal Inc.	• SPX Corporation

• Briggs & Stratton Corporation	• Owens Corning	• The Timken Company

• Crane Company	• Pentair, Inc.	• USG Corporation

The Committee selected the members of the Compensation Peer Group using the following criteria:

•	industry — building products, electrical components/equipment, household appliances and industrial machinery;

•	revenues of approximately 0.5 to 2.0 times our revenues;

•	business and product mix similar to ours; and

•	international presence and operations.

In 2013, the Committee analyzed the membership of the Compensation Peer Group based on the criteria above, and adjusted it by replacing Gardner Denver, Inc. with Crane Company since Gardner Denver was taken private. Although other potential peer companies fit these selection criteria, the Committee felt Crane Company was the best choice given its relative size (revenue, market capitalization and employees) and business mix.

In addition to comparing our NEO compensation to the compensation provided by our Compensation Peer Group, the Committee also references published compensation data from compensation databases and other studies of compensation trends and practices (with all such data and practices, including our Compensation Peer Group, collectively referred to as the “Market”).

Pay Positioning and Compensation Mix

For 2013, the Committee targeted base salary for the Company’s NEOs at the 50th percentile of the Market. The Committee set short-term incentive opportunities and long-term incentive planning values between the 50th – 65th percentiles of the Market and included stretch performance goals, allowing the Company to maintain a strong pay-for-performance link while attracting and retaining leadership talent.

The Committee granted a majority of total compensation to our NEOs in the form of non-cash long-term incentive awards. The graphs below illustrate the 2013 target compensation mix for the CEO and the average target compensation mix for the other NEOs.

CEO - Target Compensation Mix	Other NEOs - Target Compensation Mix

We apply similar methodologies in setting compensation and determining the compensation mix for our CEO and our other NEOs, but our CEO’s target compensation mix has a slightly greater percentage of “at-risk” performance-based incentive compensation, largely due to his broad influence on Company performance.

Process for Determining Named Executive Officer Compensation

Role of Management

The Committee obtains input from various members of management when making executive compensation decisions. The CEO makes recommendations to the Committee with respect to all of the elements of compensation to be offered to each of the other NEOs. Recommendations are developed in consultation with the Chief Human Resources Officer and the Committee’s compensation consultant, and are considered with relevant Market data. The Committee then determines and approves the final compensation elements and amounts to be provided to the Company’s NEOs. The CEO does not make any recommendations regarding his own compensation.

The independent members of the Board (rather than the Committee) have direct responsibility for approving CEO compensation. The Committee reviews and recommends proposed changes to CEO compensation to the independent members of the Board for approval.

Role of the Executive Compensation Consultant

In 2013, the Committee engaged Frederic W. Cook to provide analysis, advice and recommendations on executive compensation to the Committee. Frederic W. Cook does not provide any other services for our Company. At the Committee’s request, Frederic W. Cook performed the following services in 2013:

•	reviewed and opined on our executive compensation philosophy;

•	reviewed and opined on our Compensation Peer Group;

•	provided and analyzed data for various elements of executive compensation;

•	reviewed and opined on our executive and Board compensation programs, including NEO and Board target compensation; and

•	presented executive compensation trends and regulatory updates to the Committee.

The Committee analyzed and considered the information provided by management and Frederic W. Cook to determine the appropriate program design and the level and mix of each compensation element for the NEOs. The Committee also analyzed the disclosures provided by Frederic W. Cook related to its independence from the Company, the Company’s NEOs and the members of the Committee, and reviewed Frederic W. Cook’s independence policy.

Components and Analysis of 2013 Executive Compensation

Base Salary

In establishing each NEO’s annual base salary, the Committee considered salary data for the Market, each individual’s experience and responsibilities, our annual merit budget, achievement of performance objectives, internal equity and recommendations provided by the CEO for his direct reports.

The following table provides detail regarding 2013 and 2014 base salaries for each NEO:

Name	Title	2013 Annualized Base Salary	Increase Effective April 1, 2014	2014 Annualized Base Salary
Todd M. Bluedorn	Chairman and Chief Executive Officer	$1,000,000	3.0%	$1,030,000
Joseph W. Reitmeier	EVP, Chief Financial Officer	385,000	10.4	425,000
Douglas L. Young	EVP, President and Chief Operating Officer, Residential Heating and Cooling	480,000	4.2	500,000
Daniel M. Sessa	EVP, Chief Human Resources Officer	435,000	3.4	450,000
John D. Torres	EVP, Chief Legal Officer and Corporate Secretary	422,000	3.1	435,000

Mr. Reitmeier’s base salary was increased more than the other NEOs to better align his base salary with the Market. In setting NEO base salaries, the Committee used the 50th percentile of the Market as a guideline. The base salary was set within a reasonable range of this guideline for each NEO.

Short-Term Incentive Program

Our short-term incentive program is an annual cash-based program for our NEOs designed to reward the successful performance of our Company, our business units and each individual. Early each year, the CEO proposes to the Committee, for review and approval, the financial metrics and performance goals that must be achieved for any payouts to be made under our short-term incentive program. The 2013 short-term incentive program was funded based on performance against the financial goals set forth below. The 2013 short-term incentive awards were based 75% on financial performance and 25% on each NEO’s individual performance.

Financial Performance. The following table summarizes the performance goals and payout opportunities under our 2013 short-term incentive program, along with the actual Company and business unit performance for each metric.

2013 Short-Term Incentive Program Summary — Financial Performance

($ in thousands)

Name(1)	Metric	Weight	Threshold	Target	Maximum	Actual
All	Company Core Net Income(2)	60%	$132,654	$165,817	$190,690	$188,478
	Company Free Cash Flow(3)	40%	98,000	140,000	182,000	149,000
Payout Opportunity as a % of Target			50%	100%	225%
Mr. Young	Segment Profit(4)	70%	$120,191	$140,883	$156,402	$183,615
	Segment Controllable Cash Flow(5)	30%	91,239	114,048	136,858	127,700
Payout Opportunity as a % of Target			50%	100%	225%

(1)	All NEOs except Mr. Young were measured 100% on overall Company financial performance, which resulted in a calculated award of 179% of target. Because Mr. Young is the President of our Residential Heating and Cooling segment, his award was measured 50% on Residential Heating and Cooling’s financial performance and 50% on overall Company financial performance. Residential Heating and Cooling’s financial performance resulted in a calculated award of 210% of target, which when blended with the Company’s calculated award of 179% of target, resulted in a calculated award for Mr. Young of 194% of target.

(2)	We calculate Company core net income, which is a non-GAAP financial measure used for incentive compensation purposes, as income from continuing operations, adjusted for 2013 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, and certain other items.

(3)	We calculate Company free cash flow, which is a non-GAAP financial measure used for incentive compensation purposes, as net cash provided by operating activities less purchases of property, plant and equipment. Cash usage attributable to the Service Experts business divestiture and cash usage associated with a small unplanned discretionary pension contribution were excluded from Company free cash flow.

(4)	We calculate segment profit, which is a non-GAAP financial measure used for incentive compensation purposes, as earnings from continuing operations for the applicable segment before interest expense, other expenses (net), and income taxes, adjusted for 2013 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, and certain other items.

(5)	We calculate segment controllable cash flow, which is a non-GAAP financial measure used for incentive compensation purposes, as segment profit, defined above, less purchases of property, plant and equipment, plus or minus changes in accounts receivable, inventory and accounts payable.

Individual Performance. The Committee considers individual performance in addition to financial performance in order to further align pay with performance. The individual performance component comprises 25% of the calculated award and has the same payout range as the STI plan (0% to 225%). The individual performance component is measured against specific financial, operational, strategic, and leadership objectives established for each NEO in advance of the performance measurement period as part of our performance management process. After the end of the fiscal year, the CEO reviews with the Committee the extent of achievement of these objectives by each NEO. The Committee then determines and approves the individual performance component for each NEO. Mr. Young, Mr. Sessa and Mr. Torres received small payout adjustments based on their individual performance, resulting in an actual payout of 201% of target for Mr. Young and 186% of target for Mr. Sessa and Mr. Torres.

Targets and Payouts. Under the short-term incentive program, target payout opportunities are determined as a percentage of base salary. The target payout opportunities are based on Market data using the 50th – 65th percentiles as a guideline. Each NEO’s target percentage fits within this guideline and was unchanged for 2013.

Based on analysis of the Market data and internal equity considerations, the Committee/ independent Board members set the following short-term incentive targets for 2013. Based on actual financial and individual performance, the Committee/ independent Board members approved the following 2013 payouts for each NEO:

2013 Short-Term Incentive Targets and Payouts

Name	2013 STI Target as a % of Base Salary	2013 STI Target	2013 STI Payout	2013 STI Payout as a % of Target
Mr. Bluedorn	125%	$1,243,750	$2,226,935	179%
Mr. Reitmeier	70	266,875	477,840	179
Mr. Young	70	327,250	656,469	201
Mr. Sessa	70	301,875	562,507	186
Mr. Torres	70	292,950	545,527	186

The Committee may, in its discretion, modify the short-term incentive program to account for unusual events or revised business objectives that occur during the performance period. The Committee did not make any such modifications in 2013.

We include the short-term incentive payments made to the NEOs for 2013, which were approved by the Committee on February 24, 2014 and paid on March 14, 2014, in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Program

We have a long-term incentive program designed to incentivize those employees who have principal responsibility for our long-term profitability. We believe participation in our long-term incentive program helps align the interests of our NEOs with the interests of our stockholders.

We use a mix of performance share units (“PSUs”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) in our long-term incentive program. PSUs and SARs reward performance, as measured by achievement of specified financial objectives for PSUs and stock price growth for SARs. RSUs help us to retain key members of management through time-based vesting. The Committee allocated the mix of elements in our long-term incentive program in a manner designed to drive Company performance, retain key talent, and provide competitive compensation.

For 2013, the long-term incentive allocations for our NEOs were as follows:

Award Vehicle	Performance vs. Time-Based Allocation

The Committee determines the grant date for all long-term incentive awards, and has a long-standing practice of granting all awards at its regularly scheduled December meeting. Although awards may also be granted in special circumstances or upon hire for certain executives, no out-of-cycle grants were made to any NEO in 2013. The Committee sets the exercise price of our SARs at 100% of fair market value, which is defined as the average of the high and low New York Stock Exchange (“NYSE”) trading prices of our common stock on the date of grant.

The target planning values under our long-term incentive program are based on Market data for similar positions using the 50th – 65th percentiles as a guideline. In December 2013, the Committee established the target planning values between the 50th – 65th percentiles of the Market, which were the same as the December 2012 planning values for all NEOs except the CEO. The independent Board members approved approximately a 4% increase in the CEO’s planning value for 2013 to align with the 50th percentile of the Market. When determining the actual award sizes for each NEO, the Committee and independent Board members considered the NEO’s time in position, individual performance and potential, the NEO’s impact on the financial performance of our Company, internal equity, and the number of shares available for grant under the Lennox International Inc. 2010 Incentive Plan, as amended and restated (the “LII Incentive Plan”).

Once the Committee determined the actual long-term incentive planning value for each NEO for the 2013 grants, 50% of the value was provided as PSUs, 30% as RSUs and 20% as SARs.

The following table summarizes the planning values and number of awards granted for each NEO:

	December 2013 Planning Values				Number of Awards Granted
Name	PSUs	RSUs	SARs	Total	PSUs (1)	RSUs (1)	SARs (2)	Total
Mr. Bluedorn	$2,125,000	$1,275,000	$850,000	$4,250,000	26,330	15,798	45,093	87,221
Mr. Reitmeier	450,000	270,000	180,000	900,000	5,576	3,345	9,549	18,470
Mr. Young	550,000	330,000	220,000	1,100,000	6,815	4,089	11,671	22,575
Mr. Sessa	500,000	300,000	200,000	1,000,000	6,195	3,717	10,610	20,522
Mr. Torres	500,000	300,000	200,000	1,000,000	6,195	3,717	10,610	20,522

(1)	The number of PSUs and RSUs was determined by dividing the corresponding planning value by the fair market value of our common stock on the NYSE averaged over the 30 calendar days ending on December 4, 2013 ($80.706).

(2)	The number of SARs granted was determined by dividing the corresponding planning value by the Black-Scholes value of our common stock based on the 30 calendar day average of our common stock as of December 4, 2013 ($18.85).

PSUs. To maintain our strong focus on long-term Company performance, we granted 50% of the December 2013 long-term incentive award in the form of PSUs. PSUs generally vest at the end of a three-year performance period. If at least the threshold performance level has been achieved at the end of the performance period, the PSUs are distributed in the form of Company common stock based on the actual performance achieved. Dividends are not earned or paid on PSU awards during the three-year performance period. The Committee determines the measurement criteria annually, selecting financial metrics and setting performance goals that will enhance stockholder value. The Committee certifies the financial performance levels following the end of the performance period and the Company distributes any earned shares.

The following table summarizes the key attributes of the PSUs granted in December 2010, which vested on December 31, 2013, and sets out the financial performance goals and payout opportunities versus actual performance. In 2013, NEOs earned a payout of 153.2% of target for the PSUs granted in December 2010. The payout value is reflected in the Fiscal 2013 Option/SAR Exercises and Stock Vested Table in the “Stock Awards — Value Realized on Vesting” column.

December 2010 PSU Grant

(for the January 1, 2011 — December 31, 2013 Performance Period)

Metric (1)	Weight	Measurement Period	Threshold	Target	Maximum	Actual
Return on Invested Capital (“ROIC”)	50%	3-year weighted average (20% lowest year, 40% other two years)	15%	19%	23%	20.1%
Company Core Net Income	50%	3-year compound annual growth rate	-5%	6%	15%	13.1%
Payout as a % of Target Award			50%	100%	200%	153.2%

(1)	We calculate net operating profit after tax (NOPAT), which is a component of ROIC and a non-GAAP financial measure used for incentive compensation purposes, as income from continuing operations, adjusted for restructuring charges, certain product quality adjustments, certain legal contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items. The financial results and acquisition-related costs attributable to the Kysor/Warren acquisition, which occurred after the performance period began, were excluded from Company core net income and NOPAT.

The following table summarizes the key attributes of the PSUs granted in December 2013. The Committee established the ROIC performance goals based on its assessment of desired return relative to the cost of capital as well as historical and projected ROIC outcomes. Similarly, the Committee set Company core net income growth performance goals based on historical results, projected outcomes of that measure, and expected market conditions. While specific forward-looking performance goals are not included in the table below in light of competitive sensitivities, the performance standards are more difficult to achieve than those for prior completed cycles.

December 2013 PSU Grant

(for the January 1, 2014 — December 31, 2016 Performance Period)

Metric	Weight	Rationale for Selection	Measurement Period	Threshold	Target	Maximum
ROIC	50%	Measures efficient use of capital; higher ROIC correlates to greater cash flow	3-year weighted average (20% lowest year, 40% other two years)	No payout occurs unless ROIC exceeds LII’s estimated cost of capital; Target payout occurs at roughly two times LII’s estimated cost of capital
Company Core Net Income Growth	50%	Measures profitability; higher Company core net income correlates with higher earnings per share	3-year compound annual growth rate	Target payout requires low double digit core net income compound annual growth rate
Payout as a % of Target Award				50%	100%	200%

The PSUs granted to our NEOs in 2013 are included in the Fiscal 2013 Grants of Plan-Based Awards Table in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column.

RSUs. To support our retention efforts, the Committee granted the NEOs 30% of the December 2013 long-term incentive award in the form of RSUs. RSUs generally vest and are distributed in shares of our common stock three years following the date of grant if the recipient remains an employee of the Company and all other conditions of the award are met. Dividends are not earned or paid on RSUs during the three-year vesting period. The number of shares underlying RSUs granted to our NEOs in 2013 is included in the Fiscal 2013 Grants of Plan-Based Awards Table in the “All Other Stock Awards: Number of Shares of Stock or Units” column.

SARs. To incentivize NEOs to grow our business and deliver increased returns to our stockholders, the Committee granted the NEOs 20% of the December 2013 award in the form of SARs. SARs vest in one-third increments on each anniversary of the date of grant. Upon the exercise of vested SARs, the increase, if any, between the fair market value of our common stock on the date of grant and the fair market value on the date the SAR is exercised is paid in Company common stock. The grant date fair value and the SAR exercise price are determined on the actual date of grant. SARs granted in 2013 expire seven years from the date of grant. The number of SARs granted to our NEOs in 2013 is included in the Fiscal 2013 Grants of Plan-Based Awards Table in the “All Other Option Awards: Number of Securities Underlying Options” column.

Perquisites

We believe providing reasonable perquisites is a market-competitive practice to attract and retain top executive talent. However, rather than offering individual perquisites, we provide a monthly cash stipend to allow our NEOs more flexibility and choice. Our NEOs have full discretion on how the cash stipend is spent and it is not tracked by the Company after the money is paid. In addition, we offer the installation of Company products and equipment at each NEO’s home to promote our brand to both business and personal guests.

Benefit Programs

To attract and retain top executive talent and as a market-competitive practice, we provide certain benefit programs to our NEOs that are in addition to those provided to our employees generally. The following table summarizes the additional benefit programs in place during 2013 and the purpose of each program.

Additional Benefit Programs Offered to NEOs in 2013

Plan	Type	Purpose
Supplemental Retirement Plan	Non-Qualified Defined Benefit	Provide market-competitive executive level retirement benefit opportunity by providing higher accruals and by permitting accruals that otherwise could not occur because of the Internal Revenue Code limitations on compensation.
Life Insurance Plan	Company-Sponsored Life Insurance	Provide market-competitive executive level life insurance benefits; $3 million in coverage for our CEO and minimum of $1 million for other NEOs.

Additional Information Regarding Executive Compensation

Following are descriptions of other agreements and policies that are important to a stockholder’s understanding of the Company’s overall executive compensation program structure.

Employment Agreements and Change in Control Agreements

We have employment agreements and change in control (“CIC”) agreements with each NEO that have been reviewed and approved by the Committee. We believe employment agreements are necessary to attract and retain top executive talent and for financial and business planning purposes. We believe CIC agreements are necessary to (1) retain key executives during periods of uncertainty; (2) enable executives to objectively evaluate, negotiate and execute a CIC transaction; (3) encourage executives to remain focused on running the business rather than seeking other employment in the event of a possible CIC; (4) preserve stockholder value by providing continuity of management during a transition period; and (5) provide benefit to the Company in the form of restrictive covenants, such as non-competes and non-solicitation provisions.

Since we pay compensation under our CIC agreements only if defined triggering events occur, we evaluate compensation to be provided under these agreements in isolation from the rest of the NEOs’ compensation package. Our employment agreements and CIC agreements, and the potential costs associated with each, are discussed in detail under “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

The Company has stock ownership guidelines for the CEO and the other NEOs. We believe stock ownership by executives helps align the interests of the executives with the interests of our stockholders and motivates the executives to build long-term stockholder value.

The following chart sets forth, as of December 31, 2013, for each NEO, the stock ownership requirements as a percentage of base salary, the total number of shares and unvested RSUs counted toward the stock ownership requirements, the value of the shares and unvested RSUs counted toward the stock ownership requirements as a percentage of base salary and the deadline for compliance with the stock ownership requirements. All of our NEOs met our stock ownership guidelines as of December 31, 2013, except for Mr. Reitmeier who was first subject to these guidelines upon his promotion in July 2012. NEOs are given five years from the later of January 1, 2010, the date the guidelines were approved, or the date of appointment as an NEO to meet the guidelines.

		Level of Stock Ownership
Name	Ownership Requirement as a % of Base Salary	Total Number of Shares and Unvested RSUs	Stock Ownership as % of Base Salary (1)	Deadline for Compliance with Stock Ownership Guidelines
Mr. Bluedorn	500%	235,974	1607%	December 31, 2014
Mr. Reitmeier	300	11,635	206	July 17, 2017
Mr. Young	300	44,910	637	December 31, 2014
Mr. Sessa	300	29,255	458	December 31, 2014
Mr. Torres	300	37,266	601	December 31, 2014

(1)	Based on the average daily closing price for 2013 of $68.10.

The Committee oversees and administers the stock ownership guidelines. If an NEO fails to comply with the guidelines, the Committee will determine any appropriate action or corrective measures to be taken.

Clawback Policy

Our Company has an incentive compensation clawback policy for the CEO and the other NEOs. Under this policy, in the event of any fraud or misconduct that results in a restatement of our Company’s financial results within three years of the filing of the original financial results, the Committee has the right to recoup and cancel cash and equity-based incentive compensation of each person involved in such fraud or misconduct.

Prohibition on Hedging/ Pledging Policy

The Company’s Insider Trading Policy prohibits directors, NEOs and all other employees from trading in any interest, security or position relating to the future price of Company securities, such as a put, call, swap, short sale, hedge or any other type of derivative security. It also prohibits directors, NEOs and all other employees from pledging Company securities as collateral for a loan, which would include the purchases of Company securities on margin.

Tax and Accounting Implications

Section 162(m) Compliance

The Committee considers the income tax consequences to our Company when analyzing our executive compensation program. Section 162(m) of the Code limits a Company’s ability to deduct compensation paid in excess of $1 million to certain NEOs, unless the compensation meets certain stockholder-approved performance requirements. The Committee has designed several elements of our executive compensation program to qualify for the “performance-based” exemption. For example, our short-term incentive program, PSUs and SARs are performance-based and exempt from the limitations imposed by Section 162(m) of the Code. If granting awards or providing other executive compensation is consistent with Market data, our compensation philosophy or our strategic business goals, the Committee may provide executive compensation that is not fully deductible. For example, RSUs meet our objective of key talent retention, but do not meet the performance-based exemption.

Nonqualified Deferred Compensation

In addition to the non-qualified Supplemental Retirement Plan discussed previously, our Company also maintains a frozen non-qualified Profit Sharing Restoration Plan. Both of these deferred compensation plans are administered in compliance with Section 409A of the Code.

Accounting for Stock-Based Awards

When developing each element of NEO compensation, the Committee considered the accounting consequences (in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)) of the program design and award levels. The Committee reviewed accounting cost models and structured the Company’s executive compensation program in a manner that considered the cost and benefits of the various program elements.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 13, 2014.

Submitted by the Compensation and Human Resources Committee of the Board:

John E. Major (Chairperson)	John W. Norris, III
Terry D. Stinson	Gregory T. Swienton
Richard L. Thompson

Summary Compensation Table

The following table provides information regarding the total compensation of each of the Company’s NEOs for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Todd M. Bluedorn	2013	995,000	0	3,287,121	846,621	2,226,935	579,736	47,833	7,983,246
Chairman and Chief Executive Officer	2012 2011	962,065 861,700	0 107,713	3,126,329 2,960,377	808,618 781,107	2,044,039 0	914,960 917,728	45,227 46,335	7,901,238 5,674,960
Joseph W. Reitmeier(5)	2013	381,250	100,000	695,767	179,139	477,840	31,568	46,025	1,911,589
Executive Vice President and Chief Financial Officer	2012	293,137	0	533,892	137,869	286,143	14,192	38,489	1,303,722
Douglas L. Young	2013	467,500	0	850,425	218,948	656,469	11,947	66,444	2,271,733
Executive Vice President and Chief Operating Officer, Residential H&C	2012 2011	426,750 397,320	0 27,812	838,967 680,091	216,670 179,442	565,098 0	754,410 578,270	47,904 46,082	2,849,799 1,909,017
Daniel M. Sessa	2013	431,250	0	773,057	199,044	562,507	134,127	46,863	2,146,848
Executive Vice President and Chief Human Resources Officer	2012 2011	416,250 385,550	0 53,977	762,662 680,091	196,966 179,442	495,337 0	294,238 256,989	45,444 45,380	2,210,897 1,601,430
John D. Torres	2013	418,500	0	773,057	199,044	545,527	208,318	46,011	2,190,457
Executive Vice President, Chief Legal Officer and Corporate Secretary

(1)	The amounts shown represent the grant date fair value of the aggregate amount of all stock awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with RSUs and PSUs granted under the LII Incentive Plan. Assumptions used in calculating these amounts are described in Note 14 of the Consolidated Financial Statements for the year ended December 31, 2013, included in our Form 10-K filed with the SEC on February 13, 2014. Amounts for 2013 PSUs reflect the most probable outcome for the awards at December 31, 2013 valued at the date of grant in accordance with FASB ASC Topic 718. If the PSUs were valued at maximum performance levels, the total PSU value at grant date would equal:

Name	Year	PSU Value at Maximum Performance Levels ($)
Todd M. Bluedorn	2013	4,108,902
	2012	3,907,911
	2011	3,700,495
Joseph W. Reitmeier	2013	869,767
	2012	667,366
Douglas L. Young	2013	1,063,031
	2012	1,048,745
	2011	850,098
Daniel M. Sessa	2013	966,321
	2012	953,352
	2011	850,098
John D. Torres	2013	966,321

(2)

The amounts shown represent the grant date fair value of the aggregate amount of all SAR awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with SARs granted under the LII Incentive Plan. Assumptions used in calculating these amounts are included in Note 14 of the Consolidated Financial Statements for the year ended December 31, 2013, included in our Form 10-K filed with the SEC on February 13, 2014.

(3)	The amounts shown represent the aggregate change in the actuarial present value of accumulated pension benefits that accrued during the applicable year under our Supplemental Retirement Plan and frozen Consolidated Pension Plan, each as discussed below, as a result of changes in the valuation discount rate, changes in compensation, and an additional one year of service. No above-market interest on nonqualified deferred compensation was earned.

(4)	The amounts shown include perquisites and other compensation. The following table identifies the amounts attributable to each category of perquisites and other compensation in 2013 for each NEO.

	Perquisites		Other Compensation
Name	Cash Stipend	Company Equipment and Installation	Term Life Insurance Premiums	Retirement Contributions	Total
Todd M. Bluedorn	$30,000	—	$2,533	$15,300	$47,833
Joseph W. Reitmeier	30,000	—	725	15,300	46,025
Douglas L. Young	30,000	$20,429	715	15,300	66,444
Daniel M. Sessa	30,000	869	694	15,300	46,863
John D. Torres	30,000	—	711	15,300	46,011

The values attributable to each item listed above are calculated as follows:

•	Cash Stipend — actual cash paid to each NEO in lieu of individual perquisites.

•	Company Equipment and Installation — Company equipment is based on the purchase price of the equipment, adjusted in accordance with our employee rebate program, and installation of such equipment is based on the incremental cost for installation paid by the Company in 2013.

•	Term Life Insurance Premiums —The amounts shown are based on the incremental cost paid in 2013 on behalf of each NEO for Basic Life and Basic Accidental Death and Dismemberment over and above the premiums we would otherwise pay under our life insurance program for other employees.

•	Retirement Contributions — based on Company contributions made under our qualified 401(k) Plan in 2013.

(5)	Mr. Reitmeier received a $100,000 cash payment in 2013 pursuant to a program he participated in prior to being appointed Executive Vice President and Chief Financial Officer.

Fiscal 2013 Grants of Plan-Based Awards

The following table provides information regarding short-term incentive awards and long-term incentive awards (PSUs, RSUs and SARs) granted under the LII Incentive Plan to our NEOs in 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
Todd M. Bluedorn	—	621,875	1,243,750	2,798,438	—	—	—	—	—	—	—	—
	12/13/13	—	—	—	13,165	26,330	52,660	—	—	—	—	2,054,451
	12/13/13	—	—	—	—	—	—	15,798	—	—	—	1,232,671
	12/13/13	—	—	—	—	—	—	—	45,093	81.140	80.57	846,621
Joseph W. Reitmeier	—	133,438	266,875	600,469	—	—	—	—	—	—	—	—
	12/12/13	—	—	—	2,788	5,576	11,152	—	—	—	—	434,883
	12/12/13	—	—	—	—	—	—	3,345	—	—	—	260,883
	12/12/13	—	—	—	—	—	—	—	9,549	81.105	81.37	179,139
Douglas L. Young	—	163,625	327,250	736,313	—	—	—	—	—	—	—	—
	12/12/13	—	—	—	3,408	6,815	13,630	—	—	—	—	531,515
	12/12/13	—	—	—	—	—	—	4,089	—	—	—	318,909
	12/12/13	—	—	—	—	—	—	—	11,671	81.105	81.37	218,948
Daniel M. Sessa	—	150,938	301,875	679,219	—	—	—	—	—	—	—	—
	12/12/13	—	—	—	3,098	6,195	12,390	—	—	—	—	483,160
	12/12/13	—	—	—	—	—	—	3,717	—	—	—	289,896
	12/12/13	—	—	—	—	—	—	—	10,610	81.105	81.37	199,044
John D. Torres	—	146,475	292,950	659,138	—	—	—	—	—	—	—	—
	12/12/13	—	—	—	3,098	6,195	12,390	—	—	—	—	483,160
	12/12/13	—	—	—	—	—	—	3,717	—	—	—	289,896
	12/12/13	—	—	—	—	—	—	—	10,610	81.105	81.37	199,044

(1)	The amounts shown represent award opportunities under our short-term incentive program for 2013. The actual awards were paid March 14, 2014 in the amounts included in the Summary Compensation Table.

(2)	The amounts shown represent the number of PSUs granted, which to the extent earned, will vest and be distributed in shares of our common stock at the end of the three-year performance period ending December 31, 2016.

(3)	The amounts shown represent the number of RSUs granted, which vest and will be distributed in shares of our common stock on the third anniversary of the date of grant.

(4)	The amounts shown represent the number of SARs granted, which vest in one-third increments on each anniversary of the date of grant and expire seven years from the date of grant.

(5)	The amounts shown reflect the exercise price of SARs granted, based on the average of the high and low NYSE trading prices of our common stock on the date of grant.

(6)	The amounts shown represent the grant date fair values of PSUs, RSUs and SARs, calculated in accordance with FASB ASC Topic 718. The grant date fair value for SARs was determined using the Black-Scholes valuation model. The grant date fair value for the RSU and PSU awards equals the dividend-discounted value of our common stock on the date of grant. The assumptions used to calculate the grant date fair values of such awards are set forth below.

		Assumptions
Grant Date	Award	Volatility (%)	Expected Life (Years)	Dividend Yield (%)	Risk Free Interest Rate (%)	FMV Based on Average High/ Low NYSE Trading Prices on Date of Grant ($)	Grant Date Fair Value Per Share ($)
12/12/2013	RSU	—	—	1.31	—	81.105	77.992
12/12/2013	PSU	—	—	1.31	—	81.105	77.992
12/12/2013	SAR	31.50	4.02	1.36	1.12	81.105	18.760
12/13/2013	RSU	—	—	1.31	—	81.140	78.027
12/13/2013	PSU	—	—	1.31	—	81.140	78.027
12/13/2013	SAR	31.50	4.02	1.36	1.12	81.140	18.775

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table provides information regarding all outstanding equity awards held by our NEOs as of December 31, 2013.

	Option/SAR Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs(#) Exercisable (1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (1)	Option/ SAR Exercise Price ($/Sh) (2)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Todd M. Bluedorn	81,437	0	34.520	12/06/14	74,730	6,356,534	222,772	18,948,986
	103,976	0	28.240	12/11/15
	61,096	0	36.935	12/10/16
	54,212	0	46.780	12/09/17
	55,430	27,716	34.060	12/08/18
	18,671	37,343	51.395	12/07/19
	0	45,093	81.140	12/13/20
Joseph W. Reitmeier	2,651	0	28.240	12/11/15	8,883	755,588	24,036	2,044,502
	869	0	36.935	12/10/16
	2,096	0	46.780	12/09/17
	2,247	1,124	34.060	12/08/18
	3,207	6,414	51.110	12/06/19
	0	9,549	81.105	12/12/20
Douglas L. Young	2,504	0	36.935	12/10/16	18,592	1,581,436	55,159	4,691,825
	10,757	0	46.780	12/09/17
	12,734	6,367	34.060	12/08/18
	5,040	10,080	51.110	12/06/19
	0	11,671	81.105	12/12/20
Daniel M. Sessa	4,084	0	46.780	12/09/17	17,631	1,499,693	52,575	4,472,030
	6,367	6,367	34.060	12/08/18
	4,581	9,164	51.110	12/06/19
	0	10,610	81.105	12/12/20
John D. Torres	4,084	0	46.780	12/09/17	17,631	1,499,693	52,575	4,472,030
	6,367	6,367	34.060	12/08/18
	4,581	9,164	51.110	12/06/19
	0	10,610	81.105	12/12/20

(1)	Outstanding SARs vest in one-third increments on each anniversary of the date of grant, with the first anniversary date occurring one year after the date of grant.

(2)	Pursuant to the LII Incentive Plan, the exercise price for all outstanding SARs is based on the grant date fair market value, which is the average of the high and low NYSE trading prices of our common stock on the date of grant.

(3)	The amounts shown represent all outstanding RSUs held by the NEOs. Refer to column (a) of Table 1 below for the vesting dates of such awards.

(4)	The amounts shown are based on the NYSE closing price of our common stock on December 31, 2013, which price was $85.06.

(5)	The amounts shown represent outstanding PSUs held by the NEOs. Refer to column (b) of Table 1 below for the vesting dates of such awards and the performance assumptions used to calculate the number of unvested PSUs.

Table 1

	(a) Shares or Units of Stock That Have Not Vested		(b) Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
Name	Number of Awards	Vesting Date	Number of Awards	Vesting Date	Performance Assumption
Todd M. Bluedorn	34,935	12/08/14	116,452	12/31/14	Maximum
	23,997	12/07/15	79,990	12/31/15	Maximum
	15,798	12/13/16	26,330	12/31/16	Target

Total	74,730		222,772
Joseph W. Reitmeier	1,416	12/08/14	4,720	12/31/14	Maximum
	4,122	12/06/15	13,740	12/31/15	Maximum
	3,345	12/12/16	5,576	12/31/16	Target

Total	8,883		24,036
Douglas L. Young	8,026	12/08/14	26,752	12/31/14	Maximum
	6,477	12/06/15	21,592	12/31/15	Maximum
	4,089	12/12/16	6,815	12/31/16	Target

Total	18,592		55,159
Daniel M. Sessa	8,026	12/08/14	26,752	12/31/14	Maximum
	5,888	12/06/15	19,628	12/31/15	Maximum
	3,717	12/12/16	6,195	12/31/16	Target

Total	17,631		52,575
John D. Torres	8,026	12/08/14	26,752	12/31/14	Maximum
	5,888	12/06/15	19,628	12/31/15	Maximum
	3,717	12/12/16	6,195	12/31/16	Target

Total	17,631		52,575

Fiscal 2013 Option/SAR Exercises and Stock Vested

The following table provides information regarding the exercise of SARs by our NEOs and each distribution of RSUs and PSUs held by our NEOs in 2013.

	Options/SAR Awards		Stock Awards
Name	Number of SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Todd M. Bluedorn	48,025	1,332,462	RSU	24,026	1,979,262
			PSU	61,345	5,598,345
Joseph W. Reitmeier	0	0	RSU	929	76,531
			PSU	2,371	216,377
Douglas L. Young	4,000	162,596	RSU	5,430	447,323
			PSU	13,864	1,265,229
Daniel M. Sessa	29,562	870,720	RSU	5,430	447,323
			PSU	13,864	1,265,229
John D. Torres	29,562	681,498	RSU	5,430	447,323
			PSU	13,864	1,265,229

(1)	The dollar amounts shown for RSUs and PSUs are based on the average of the high and low NYSE trading prices of our common stock on the day of distribution.

Retirement Plans

Qualified Retirement Plans

Frozen Consolidated Pension and Profit Sharing Retirement Plans

Effective January 1, 2009, the Company’s Consolidated Pension Plan and Profit Sharing Retirement Plan were frozen. As of that date, benefits under the frozen Pension Plan stopped increasing with additional service and compensation, and additional contributions to the Profit Sharing Plan were discontinued.

The monthly target benefit under the frozen Pension Plan is based on 1.0% of final average annual pay, plus 0.6% of final average annual pay above Social Security covered compensation, multiplied by the number of years of credited service (not to exceed 30 years). The target benefit is reduced by the value of the participant’s defined contribution profit sharing account under the frozen Profit Sharing Plan, with the difference, if any, provided by the frozen Pension Plan. Participants become vested in their frozen Pension Plan accrued benefits after five years of service and may commence unreduced benefits at age 65 (normal retirement age) or actuarially reduced benefits at younger ages if age and service requirements are met (generally the attainment of age 62 and 10 years of service or if age plus years of service total 80). Benefits are generally paid in the form of an annuity. We do not grant extra years of service under the Consolidated Pension Plan. Participants in the frozen Profit Sharing Plan are fully vested in the plan after six years of service and the Company directs the investment funds. Distributions may occur at separation from service and are eligible for roll-over into another qualified retirement plan.

401(k) Salaried Retirement Plan

Salaried employees are eligible to participate in this plan, and contributions can be made on a pre-tax or Roth post-tax basis, subject to limitations for qualified plans under the Code. Participants can contribute up to 75% of their eligible earnings and receive a Company match of 50% on up to 6% of their eligible pay. In addition, all participants (after completing one year of service) receive a base contribution equal to 3% of eligible pay. The match vests after the participant completes two years of service and the base contribution is fully vested.

Non-Qualified Retirement Plans

Supplemental Retirement Plan

The purpose of our Supplemental Retirement Plan is to provide market-competitive executive level retirement benefit opportunities. It permits income above Internal Revenue Code limitations to be considered in determining final average annual pay, doubles the rate of benefit accrual available under the frozen Pension Plan (2.0% of final average annual pay, plus 1.2% of final average annual pay above Social Security covered compensation), limits credited service to 15 years, generally permits early retirement on more favorable terms than the frozen Pension Plan (for example, unreduced benefits at age 62 with 10 years of service or unreduced benefits at age 60 if age plus years of service total 80), and pays benefits in the form of a lump-sum. Any benefits provided under the Supplemental Retirement Plan are reduced by the benefits payable under our Company’s frozen Pension Plan (as if such plan had not been frozen), frozen Profit Sharing Plan, and frozen Profit Sharing Restoration Plan. Participants become vested in their Supplemental Retirement Plan benefit after five years of service. Extra years of credited service are not provided to participants except for up to an additional three years of service and age (subject to the 15 year service limit) in the case of a change in control. The incremental effects of additional years of service are reflected in the tables included in “Potential Payments Upon Termination or Change in Control.”

Frozen Profit Sharing Restoration Plan

We froze the Profit Sharing Restoration Plan and discontinued contributions effective January 1, 2009. Distributions may occur at separation from service and may be paid as a lump-sum or in equal annual installments over either a five- or ten-year period. We direct the investment funds for the frozen Profit Sharing Restoration Plan, which mirror the investments and returns under the frozen Profit Sharing Retirement Plan. The weighted average annual rate of return for the calendar year ended December 31, 2013, was 11.36%.

Fiscal 2013 Pension Benefits

The following table provides information regarding the number of years of service credited to each NEO and the present value of accumulated benefits payable to each NEO under our frozen Consolidated Pension Plan and our Supplemental Retirement Plan as of December 31, 2013, as well as payments made to each NEO in 2013 under such plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Todd M. Bluedorn	Consolidated Pension Plan (Frozen)	1.9	30,956	0
	Supplemental Retirement Plan	6.9	3,484,383	0
Joseph W. Reitmeier	Consolidated Pension Plan (Frozen)	3.3	40,087	0
	Supplemental Retirement Plan	1.6	43,453	0
Douglas L. Young	Consolidated Pension Plan (Frozen)	9.6	59,806	0
	Supplemental Retirement Plan	14.6	2,651,553	0
Daniel M. Sessa	Consolidated Pension Plan (Frozen)	1.7	25,194	0
	Supplemental Retirement Plan	6.7	989,619	0
John D. Torres (2)	Consolidated Pension Plan (Frozen)	N/A	N/A	0
	Supplemental Retirement Plan	5.0	991,696	0

(1)	The actuarial present value of the lump-sum accumulated benefit payable at December 31, 2013 is equal to the annualized present value factor, multiplied by the monthly benefit. The amounts shown are calculated in accordance with FASB ASC Topic 715, using a 4.30% interest (discount) rate for the Supplemental Retirement Plan and 4.94% for the Consolidated Pension Plan as of December 31, 2013 and the RP-2000 mortality table for males and females without collar adjustment. The calculations assume payments are deferred until age 65 for all participants under our frozen Consolidated Pension Plan and until the earliest unreduced retirement age for each participant under our Supplemental Retirement Plan. Additional assumptions are included in Note 12 of the Consolidated Financial Statements for the year ended December 31, 2013, included in our Form 10-K filed with the SEC on February 13, 2014.

(2)	Mr. Torres was not eligible to participate in the Consolidated Pension Plan prior to the plan being frozen.

Fiscal 2013 Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings, withdrawals and distributions under our frozen Profit Sharing Restoration Plan in 2013 for each NEO, as well as each NEO’s aggregate balance in such plan at December 31, 2013.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Todd M. Bluedorn	0	0	6,575	0	64,428
Joseph W. Reitmeier (1)	N/A	N/A	N/A	N/A	N/A
Douglas L. Young	0	0	33,536	0	328,621
Daniel M. Sessa	0	0	1,568	0	15,366
John D. Torres (1)	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Reitmeier and Mr. Torres were not eligible to participate in this plan prior to the plan being frozen.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Agreements

We are party to employment agreements and CIC agreements with each NEO. These agreements serve as the basis for the payments and benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under the various circumstances described below.

Employment Agreements

The employment agreements with our NEOs establish the basis of compensation and responsibilities for each NEO and contain post-employment covenants, including confidentiality, prohibition against the diversion of employees, vendors and contractors and prohibition against the solicitation of customers, for a period of 24 months following termination of employment. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other in writing at least 30 days prior to such date of a decision not to renew the agreement. Except as otherwise provided below, the terms and conditions of our employment agreement with each NEO are substantially similar.

Change in Control Agreements

Our CIC agreements with our NEOs, the terms and conditions of which are substantially similar except as noted below, provide for benefits under specified circumstances if a NEO’s employment is terminated in connection with a CIC transaction. The agreements require the NEO to maintain the confidentiality of our information and not to induce our employees to terminate their employment with our Company, for a period of 24 months following termination of employment.

All CIC agreements entered into after 2009 do not include a 280G Tax Gross-Up provision.

Payments Made Upon Voluntary Termination or Upon For Cause Termination

If a NEO voluntarily terminates his employment with our Company or we terminate a NEO for cause, he will be entitled to receive base salary through the last day of employment and a lump-sum payment equal to unused, accrued vacation days. Unvested SARs, RSUs and PSUs will terminate on the NEO’s last day of employment. Vested SARs will be exercisable for 90 days after the last day of employment if the NEO voluntarily terminates his employment.

Payments Made Upon Retirement

If a NEO retires, he will be entitled to receive his base salary through the last day of employment, a payment under our short-term incentive program based on actual company performance (prorated through the NEO’s last day of employment) and a lump-sum payment equal to unused, accrued vacation days. In addition, with respect to long-term incentive awards:

•	unvested SARs will terminate on the NEO’s last day of employment and vested SARs will remain exercisable for the remainder of the term of the award;

•	for RSUs, the NEO will receive a prorated portion of shares based on the date of retirement at the end of the applicable vesting period; and

•	for PSUs, the NEO will receive, to the extent earned based on achievement of specific performance measures, a prorated portion of shares based on the date of retirement at the end of the applicable performance period.

Payments Made Upon Involuntary — Not for Cause Termination

If we terminate a NEO prior to the expiration of his employment agreement (including non-renewal of the NEO’s agreement) for any reason other than for cause, the NEO will generally be entitled to receive “normal severance compensation” or, in the NEO’s sole discretion, “enhanced severance benefits.” Under both severance packages:

•	all vested SARs will continue to be exercisable for 90 days following the NEO’s last day of employment; and

•	unvested equity awards (SARs, RSUs and PSUs) will terminate on the NEO’s last day of employment.

Normal Severance Compensation. If the NEO elects to receive “normal severance compensation,” he will receive monthly payments equal to the greater of (1) his monthly base salary for the remainder of the employment agreement’s term, or (2) three months of his monthly base salary in addition to any other compensation or benefits applicable to an employee at the NEO’s level, including a lump-sum payment equal to unused, accrued vacation days.

Enhanced Severance Benefits. If the NEO agrees to execute a written general release of any and all possible claims against us existing at the time of termination, we will provide the employee with “enhanced severance benefits.” Payments provided under this severance arrangement, which are dependent on years of service with our Company, generally include the following:

Component	Less than Three Years of Service	Three or More Years of Service
Base Salary	One year of base salary	Two years of base salary
Short-Term Incentive	Lump-sum payment equal to all payments under our short-term incentive programs received by the NEO in the previous 12 months	Lump-sum payment equal to all payments under our short-term incentive programs received by the NEO in the previous 24 months
Payment in Lieu of Outplacement Services	Lump-sum payment equal to 10% of base salary	Same
Payment in Lieu of Perquisites	Lump-sum payment equal to 10% of base salary	Same
Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 18 months while the NEO is unemployed and not eligible for other group health coverage and payment of the equivalent of such premium for up to an additional six months, should the NEO remain unemployed	Same
Death Benefit	If the NEO dies during the enhanced severance period, a lump-sum death benefit equal to six months of the NEO’s base salary will be paid to the NEO’s beneficiary	Same
Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days	Same

Payments Made Upon Death or Disability

Generally, if a NEO dies during the term of his employment agreement, the NEO’s beneficiary will be entitled to receive “normal severance compensation,” as described above. If a NEO becomes permanently disabled during the agreement term, he will generally be entitled to, at the NEO’s option, either “normal severance compensation” or “enhanced severance benefits,” as described above. In the case of either death or disability, with respect to long-term incentive awards:

•	all SARs will vest immediately and remain exercisable for the duration of the term;

•	for RSUs, the NEO, or his beneficiary, will receive a prorated payment based upon the portion of the vesting period the NEO actually served as an employee payable at the time employment ceases; and

•	for PSUs, the NEO, or his beneficiary, will receive, to the extent earned based on achievement of performance measures, a prorated portion of shares based upon the portion of the performance period the NEO actually served as our employee, payable at the time employment ceases.

Payments Made to Mr. Bluedorn if he Terminates his Employment for “Good Reason,” Upon Involuntary — Not for Cause Termination, or Upon Death or Disability

Except as described below, Mr. Bluedorn will receive similar severance benefits as the other NEOs. Mr. Bluedorn’s employment agreement provides for certain severance benefits in the event he terminates his employment for “good reason.” “Good reason” includes:

•	any change in Mr. Bluedorn’s position, authority, duties, or responsibilities inconsistent with the position of CEO (excluding de minimus changes and an isolated, insubstantial and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•	any failure by the Company to comply with any of the provisions of Mr. Bluedorn’s employment agreement (excluding an isolated, insubstantial and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•	any requirement for him to be based at any office or location other than our current headquarters in Richardson, Texas;

•	any purported termination by the Company of Mr. Bluedorn’s employment otherwise than as expressly permitted by his employment agreement; or

•	any failure by our Board to nominate him for election by the stockholders as a director.

Pursuant to his employment agreement, in the event (1) Mr. Bluedorn terminates his employment for “good reason,” (2) we terminate him prior to the expiration of his employment agreement (including non-renewal of his agreement) for any reason other than for cause, or (3) Mr. Bluedorn dies or becomes permanently disabled during the term of his employment agreement, he (or his beneficiary, as applicable) will be entitled to receive “enhanced severance benefits” as described above under “Payments Made Upon Involuntary — Not For Cause Termination,” provided he (or his personal representative, as applicable) agrees to execute a written general release of any and all possible claims against us existing at the time of termination.

In the case of either death or permanent disability, Mr. Bluedorn’s long-term incentive awards will vest, remain exercisable and be paid or distributed as described above under “Payments Made Upon Death or Disability.”

Payments Made Upon a Change in Control

Definition of Change in Control

A CIC generally includes the occurrence of any of the following events:

•	an acquisition by a third party of 35% or more of our voting stock;

•	a change in a majority of Board members without majority Board approval;

•	stockholder approval of a merger, consolidation or reorganization;

•	stockholder approval of the liquidation or dissolution of our Company; or

•	stockholder approval of the sale of substantially all corporate assets.

Definition of Good Reason

“Good reason,” under each CIC agreement, includes:

•	any change in the NEO’s position, authority, duties, or responsibilities (excluding de minimus changes);

•	any failure to comply with the NEO’s CIC agreement, including without limitation the provision regarding compensation and benefits;

•	a required relocation to any office or location not within 35 miles of the NEO’s current office or location;

•	any failure by any successor to adopt and comply with the NEO’s CIC agreement; or

•	any failure to reelect to the Board any NEO serving as a member of the Board.

CIC Benefits

If a NEO’s employment is terminated without cause or by the NEO for “good reason” either (i) within two years following a CIC, or (ii) within six months prior to a CIC, we will provide the NEO with the following CIC benefits:

Component	CIC Benefit
Base Salary Severance	Lump-sum payment equal to three times the NEO’s annual base salary
Prorated Bonus	Lump-sum payment equal to the NEO’s target bonus, prorated based on the last day of employment
Bonus Severance	Lump-sum payment equal to three times the NEO’s target bonus
Payment in Lieu of Outplacement Services	Lump-sum payment equal to 15% of current base salary
Payment in Lieu of Perquisites	Lump-sum payment equal to 45% of current base salary
Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 36 months while the NEO is unemployed and not eligible for other group health coverage
Supplemental Retirement Plan and Profit Sharing Restoration Plan	Three years added to each of the service and age criteria
280G Tax Gross-up(*)	If CIC payments are subject to the excise tax imposed by Section 4999 of the Code, an additional “gross-up payment”
Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days

(*)	The CIC agreement with Mr. Reitmeier does not include a 280G Tax Gross Up provision.

Upon a CIC, all outstanding SARs, RSUs and PSUs held by the NEO will immediately vest and become exercisable, with applicable performance measures for outstanding PSUs deemed to have been satisfied at the highest possible level (200% of target). Further, outstanding SARs may be exercised by the NEO up to 90 days after a NEO’s termination within one year following a CIC.

Tables Illustrating Potential Payments Upon Termination or Change in Control

The following tables provide information regarding the benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under specified circumstances, including a CIC. Except as otherwise noted, the amounts shown (1) are estimates only and (2) assume that (A) termination was effective as of December 31, 2013, (B) in the case of disability, the NEO elects to receive “enhanced severance benefits,” (C) in the case of retirement, the NEO is eligible for retirement and (D) in the case of change in control, the NEO terminates for “good reason” or is involuntarily terminated without cause.

Todd M. Bluedorn

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance (1)	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$250,000	$2,000,000	$2,000,000	$2,000,000	$0	$3,000,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	1,250,000
Bonus	0	0	0	2,151,751	2,151,751	2,151,751	0	3,750,000
Payment in Lieu of Outplacement Services	0	0	0	100,000	100,000	100,000	0	150,000
Payment in Lieu of Perquisites	0	0	0	100,000	100,000	100,000	0	450,000
Post-Employment Health Care Coverage	0	0	0	32,620	19,039	32,620	0	63,099
Long-Term Equity Accelerated Vesting (2)	0	11,867,246	0	0	14,714,678	14,714,678	0	30,392,537
Incremental Payment Under Supplemental Retirement Plan & Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	2,720,371
280G Tax Gross-up	0	0	0	0	0	0	0	16,211,465
Unused, Accrued Vacation (3)	96,154	96,154	96,154	96,154	96,154	96,154	96,154	96,154

TOTAL	$96,154	$11,963,400	$346,154	$4,480,525	$19,181,622	$19,195,203	$96,154	$58,083,626

(1)	The amounts shown reflect the same severance benefits that would be provided to Mr. Bluedorn if he terminated employment with our Company for “good reason” under his employment agreement as discussed above.

(2)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 31, 2013, which was $85.06.

(3)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2013 (assuming the NEO did not take any vacation days in 2013). Actual payouts may vary depending on the specific circumstances.

Joseph W. Reitmeier

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$96,250	$770,000	$96,250	$770,000	$0	$1,155,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	269,500
Bonus	0	0	0	366,275	0	366,275	0	808,500
Payment in Lieu of Outplacement Services	0	0	0	38,500	0	38,500	0	57,750
Payment in Lieu of Perquisites	0	0	0	38,500	0	38,500	0	173,250
Post-Employment Health Care Coverage	0	0	0	33,299	0	0	0	55,973
Long-Term Equity Accelerated Vesting (1)	0	898,223	0	0	1,211,069	1,211,069	0	3,587,213
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	0
280G Tax Gross-up	0	0	0	0	0	0	0	n/a
Unused, Accrued Vacation (2)	37,019	37,019	37,019	37,019	37,019	37,019	37,019	37,019

TOTAL	$37,019	$935,242	$133,269	$1,283,593	$1,344,338	$2,461,363	$37,019	$6,144,205

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 31, 2013, which was $85.06.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2013 (assuming the NEO did not take any vacation days in 2013). Actual payouts may vary depending on the specific circumstances.

Douglas L. Young

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$120,000	$960,000	$120,000	$960,000	$0	$1,440,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	336,000
Bonus	0	0	0	592,911	0	592,911	0	1,008,000
Payment in Lieu of Outplacement Services	0	0	0	48,000	0	48,000	0	72,000
Payment in Lieu of Perquisites	0	0	0	48,000	0	48,000	0	216,000
Post-Employment Health Care Coverage	0	0	0	19,491	0	0	0	34,638
Long-Term Equity Accelerated Vesting (1)	0	2,854,493	0	0	3,567,585	3,567,585	0	7,566,036
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	273,977
280G Tax Gross-up	0	0	0	0	0	0	0	3,617,321
Unused, Accrued Vacation (2)	46,154	46,154	46,154	46,154	46,154	46,154	46,154	46,154

TOTAL	$46,154	$2,900,647	$166,154	$1,714,556	$3,733,739	$5,262,650	$46,154	$14,610,126

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 31, 2013, which was $85.06.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2013 (assuming the NEO did not take any vacation days in 2013). Actual payouts may vary depending on the specific circumstances.

Daniel M. Sessa

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$108,750	$870,000	$108,750	$870,000	$0	$1,305,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	304,500
Bonus	0	0	0	549,315	0	549,315	0	913,500
Payment in Lieu of Outplacement Services	0	0	0	43,500	0	43,500	0	65,250
Payment in Lieu of Perquisites	0	0	0	43,500	0	43,500	0	195,750
Post-Employment Health Care Coverage	0	0	0	19,491	0	0	0	34,451
Long-Term Equity Accelerated Vesting (1)	0	2,777,096	0	0	3,454,894	3,454,894	0	7,176,444
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	779,043
280G Tax Gross-up	0	0	0	0	0	0	0	4,082,246
Unused, Accrued Vacation (2)	41,827	41,827	41,827	41,827	41,827	41,827	41,827	41,827

TOTAL	$41,827	$2,818,923	$150,577	$1,567,633	$3,605,471	$5,003,036	$41,827	$14,898,011

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 31, 2013, which was $85.06.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2013 (assuming the NEO did not take any vacation days in 2013). Actual payouts may vary depending on the specific circumstances.

John D. Torres

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$105,500	$844,000	$105,500	$844,000	$0	$1,266,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	295,400
Bonus	0	0	0	534,286	0	534,286	0	886,200
Payment in Lieu of Outplacement Services	0	0	0	42,200	0	42,200	0	63,300
Payment in Lieu of Perquisites	0	0	0	42,200	0	42,200	0	189,900
Post-Employment Health Care Coverage	0	0	0	33,299	0	0	0	55,973
Long-Term Equity Accelerated Vesting (1)	0	2,777,096	0	0	3,454,894	3,454,894	0	7,176,444
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	938,071
280G Tax Gross-up	0	0	0	0	0	0	0	4,310,834
Unused, Accrued Vacation (2)	40,577	40,577	40,577	40,577	40,577	40,577	40,577	40,577

TOTAL	$40,577	$2,817,673	$146,077	$1,536,562	$3,600,971	$4,958,157	$40,577	$15,222,699

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 31, 2013, which was $85.06.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2013 (assuming the NEO did not take any vacation days in 2013). Actual payouts may vary depending on the specific circumstances.

DIRECTOR COMPENSATION

We use a combination of cash, stock and long-term equity awards to compensate members of our Board. Directors who are also employees of our Company do not receive any additional compensation for serving on our Board.

Each year, the Committee reviews benchmark data from our Compensation Peer Group and other general industry surveys to assess the competitiveness of our Director compensation program. If the Committee believes changes are warranted to the Board compensation program, the Committee recommends the proposed changes to the independent members of the Board for approval.

Based on the Committee’s review, no changes were implemented for 2013.

2013 Annual Retainer

In 2013, we provided the following retainers to our Board, paid on a quarterly basis:

	Board Retainer	Lead Director / Committee Chair Retainer
Non-Employee Directors	$90,000, with up to $70,000 payable in cash and the remainder payable in Company common stock	• Lead Director:	$20,000
		• Audit:	$15,000
		• Compensation and Human Resources:	$10,000
		• Board Governance:	$10,000
		• Public Policy:	$ 6,000

Non-Employee Directors’ Compensation and Deferral Plan

Under this plan, non-employee directors may receive all or a portion of their annual retainer for service on the Board in Company common stock.

Long-Term Incentive Compensation

Non-employee directors receive 100% of their long-term incentive in the form of RSUs under the LII Incentive Plan. In 2013, we awarded each non-employee director 1,301 RSUs. Generally, the RSUs vest three years following the date of grant provided that the director remains on our Board throughout the vesting period.

Retirement and Health and Welfare Plans

We provide a frozen Directors’ Retirement Plan for non-employee directors who were active Board members prior to 1998 and allow such directors to participate in our health care program under the same terms and provisions that we provide to our employees. The frozen Directors’ Retirement Plan provides for partial continuation of the cash component of the director’s annual retainer at the time of retirement for life. During 2013, Mr. Major and Mr. Thompson were the only active Board members eligible for this plan. Mr. Major is the only active Board member who participates in our health care program.

Perquisites and Other Compensation

We allow our non-employee directors to participate in our employee rebate program, which provides rebates on eligible residential heating and air conditioning equipment, accessories, and supplies. We also reimbursed all non-employee directors for their reasonable expenses incurred in connection with attendance at Board or Board committee meetings. We also provided some non-employee directors with communication devices in order to access Board materials.

Stock Ownership Guidelines

Pursuant to our Corporate Governance Guidelines, all non-employee directors are subject to stock ownership guidelines. Unvested RSUs and shares of common stock owned count towards this requirement.

Each non-employee director is required to own shares of our common stock having a value of at least:

•	three times their annual retainer by the later of January 1, 2013 or three years after their election; and

•	four times their annual retainer by the later of January 1, 2015 or five years after their election.

As of December 31, 2013, all non-employee directors met our stock ownership guidelines.

Fiscal 2013 Director Compensation Table

The following table provides information regarding compensation earned in 2013 by each non-employee member of our Board.

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard L. Thompson	110,000	101,512	0	0	211,512
Janet K. Cooper	90,000	101,512	—	0	191,512
C.L. (Jerry) Henry	100,000	101,512	—	0	201,512
John E. Major	100,000	101,512	0	0	201,512
John W. Norris, III	96,000	101,512	—	0	197,512
Paul W. Schmidt	105,000	101,512	—	0	206,512
Terry D. Stinson	90,000	101,512	—	0	191,512
Gregory T. Swienton	89,819	101,512	—	0	191,331
Todd J. Teske	90,000	101,512	—	0	191,512

(1)	The table below identifies the allocation between cash and stock of the fees earned in 2013 by each non-employee director:

Name	Paid in Stock	Paid in Cash
Richard L. Thompson	$49,812	$60,188
Janet K. Cooper	19,822	70,178
C.L. (Jerry) Henry	19,822	80,178
John E. Major	19,822	80,178
John W. Norris, III	19,822	76,178
Paul W. Schmidt	19,822	85,178
Terry D. Stinson	89,819	181
Gregory T. Swienton	89,819	0
Todd J. Teske	19,822	70,178

(2)	The amounts shown represent the grant date fair value (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) in accordance with FASB ASC Topic 718, in connection with RSUs granted under the LII Incentive Plan. The grant date fair value of RSUs granted to non-employee directors in 2013, calculated in accordance with FASB ASC Topic 718, is as follows:

	Grant Date	RSUs Granted in 2013 (#)	Grant Date Fair Value Per Share ($)(a)	Grant Date Fair Value ($)

All Non-Employee Directors	December 13, 2013	1,301	78.0265	101,512

(a)	$78.0265 is the dividend discounted value, based on a dividend rate of 1.31%, of the average of the high and low NYSE trading prices of our common stock on the date of the grant, which was $81.140.

(3)	Based on the discount rate of 4.30%, the change in the present value of accumulated pension benefits that accrued during 2013 under our Directors’ Retirement Plan was negative; however the value is shown in the table as $0 for Mr. Major and Mr. Thompson.

(4)	The aggregate value of perquisites for each non-employee director was less than $10,000.

The following table provides information regarding the aggregate number of outstanding RSUs held by each non-employee director as of December 31, 2013. RSUs generally vest on the third anniversary of the date of grant.

Name	Aggregate RSUs Outstanding as of December 31, 2013 (# of shares)
Richard L. Thompson	9,342
Janet K. Cooper	6,352
C.L. (Jerry) Henry	6,352
John E. Major	6,352
John W. Norris, III	6,352
Paul W. Schmidt	6,352
Terry D. Stinson	6,352
Gregory T. Swienton	6,352
Todd J. Teske	6,352

EQUITY COMPENSATION PLAN INFORMATION

We currently administer three equity compensation plans: the LII Incentive Plan, the 2012 Employee Stock Purchase Plan, and the Non-Employee Directors’ Compensation and Deferral Plan. The following table provides information as of December 31, 2013 regarding shares of our common stock that may be issued under these equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3)
Equity compensation plans approved by security holders
• LII Incentive Plan	2,790,043	$45.58	3,847,956
• 2012 Employee Stock Purchase Plan	—	—	2,462,146
• Non-Employee Directors’ Compensation and Deferral Plan	—	—	251,664

Equity compensation plans not approved by security holders	—	—	—

Total	2,790,043	$45.58	6,561,766

(1)	Includes the following:

•	1,826,972 stock appreciation rights granted under the LII Incentive Plan, which, upon exercise, will be net-settled in shares of our common stock;

•	487,410 shares of our common stock to be issued upon the vesting of restricted stock units outstanding under the LII Incentive Plan; and

•	475,661 shares of our common stock to be issued, assuming we meet the target performance goals for the applicable three-year performance period, of performance share units granted under the LII Incentive Plan.

The following table illustrates the number of shares of our common stock that may be issued pursuant to outstanding performance share units and the number of shares that may be available for future issuance under our equity compensation plans if our performance falls below or exceeds our target performance goals:

	Performance Level
	Below Threshold	Threshold	Target	Maximum
Shares to be Issued Pursuant to Outstanding Performance Share Units	0	237,830	475,661	951,322
Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans	7,037,427	6,799,597	6,561,766	6,086,105

(2)	Excludes performance share unit and restricted stock unit awards because such awards have no exercise price.

(3)	Assuming, with respect to outstanding performance share units, we meet target performance goals for the applicable three-year performance period, includes 3,847,956 shares of common stock available for issuance under the LII Incentive Plan, of which 3,009,774 shares are available for awards to employees and independent contractors and 838,182 shares are available for awards to non-employee directors; 2,462,146 shares of common stock available for issuance under the 2012 Employee Stock Purchase Plan, and 251,664 shares of common stock available for issuance under the Non-Employee Directors’ Compensation and Deferral Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All related party transactions must be approved in accordance with the written Related Party Transactions Policy adopted by our Board. A related party transaction is a transaction or relationship since the beginning of the Company’s last fiscal year in which (i) the total amount involved will or may be expected to exceed $120,000, (ii) the Company or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an equity interest in another entity). A related party is any person who is or was since the beginning of the previous fiscal year an executive officer, director or nominee for election as a director; a stockholder owning more than 5% of the Company’s voting securities; or an immediate family member of any of these persons.

Our Board has considered certain limited types of transactions with related persons that meet specified criteria and determined that each of them is deemed to be pre-approved under the terms of the Related Party Transaction Policy. These include (i) transactions with companies and charitable contributions to organizations at which a related party’s only relationship is as an employee (other than an executive officer), if the amount of the transaction or contribution does not exceed the greater of $1,000,000 or 1% of that company’s total annual revenue; (ii) transactions involving competitive bids, (iii) regulated transactions; and (iv) certain routine banking services.

Our Audit Committee is generally responsible for approving all related party transactions, which must be on terms that are fair to our Company and comparable to those that could be obtained in arm’s length dealings with an unrelated third party. In the event a related party transaction involves one or more members of the Audit Committee, the transaction must be approved by an ad hoc committee appointed by the Board and composed entirely of independent and disinterested directors. There were no transactions with related persons in 2013 that require disclosure pursuant to Item 404(a) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

During 2013, no member of the Compensation and Human Resources Committee was an officer or employee of our Company or any of our subsidiaries. In addition, none of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation and Human Resources Committee.

OWNERSHIP OF COMMON STOCK

The following table provides information regarding the beneficial ownership of our common stock as of February 13, 2014 (unless otherwise noted) by (i) each person known to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each of our NEOs, and (iv) all current directors and executive officers as a group.

For purposes of this table, “beneficial ownership” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”)) takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options or SARs, or the vesting of RSUs) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. As a result, the numbers below may differ from the numbers reported in forms filed pursuant to Section 16 (e.g., Forms 4).

To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder. Percentage of ownership is based on 48,939,790 shares of common stock outstanding as of February 7, 2014. Number of shares held by beneficial owners of more than 5% of our common stock are as of the date of the applicable SEC filing made by those owners (unless otherwise noted), however, percentages have been recalculated based on shares outstanding as of February 7, 2014.

Name of Beneficial Owner	Common Stock Held (#)	Common Stock that may be Acquired Within 60 Days(#)	Total Shares Beneficially Held(#)	Percent of Class (%)
5% Stockholders
John W. Norris, Jr. (1)	3,181,613	—	3,181,613	6.5%
BlackRock, Inc. (2)	3,056,493	—	3,056,493	6.2%
Wellington Management Company, LLP (3)	3,017,403	—	3,017,403	6.2%
T. Rowe Price Associates, Inc. (4)	2,805,040	—	2,805,040	5.7%
The Vanguard Group (5)	2,609,618	—	2,609,618	5.3%
Directors and Executive Officers
Todd M. Bluedorn	161,244	334,103	495,347	*
Janet Cooper (6)	13,919	—	13,919	*
C. L. (Jerry) Henry	36,894	—	36,894	*
John E. Major (7)	28,845	—	28,845	*
John W. Norris, III (8)	344,334	—	344,334	*
Joseph Reitmeier	2,752	11,070	13,822	*
Paul W. Schmidt (9)	17,884	—	17,884	*
Daniel M. Sessa	15,281	7,515	22,796	*
Terry D. Stinson	32,325	—	32,325	*
Gregory T. Swienton	7,921	—	7,921	*
Todd J. Teske	1,049	—	1,049	*
Richard L. Thompson (10)	224,882	—	224,882	*
John D. Torres	9,235	—	9,235	*
Douglas L. Young	33,046	20,037	53,083	*

All current executive officers and directors as a group (18 persons)	1,007,206	496,317	1,503,523	3.1%

*	Less than 1% of outstanding common stock

(1)	As reported by Mr. Norris, Jr. on Schedule 13D filed with the Securities and Exchange Commission on August 12, 1999, and as updated with information provided by Mr. Norris, Jr. to the Company on February 25, 2014, includes (a) 321,750 shares held by the John W. Norris, Jr. Trust A, for which Mr. Norris, Jr. is a co-trustee (Mr. Norris, Jr. disclaims beneficial ownership of such shares); (b) 2,545,105 shares held by the Norris Family Limited Partnership, of which Mr. Norris, Jr. is General Partner; (c) 214,758 shares held by the Norris Living Trust; and (d) 100,000 shares held by The Cabin Foundation, of which Mr. Norris, Jr. serves as President. Mr. Norris, Jr.’s address is 3831 Turtle Creek Blvd., Dallas, Texas 75219.

(2)	As reported by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 29, 2014. BlackRock, Inc. reported sole voting power with respect to 2,883,227 shares and sole dispositive power with respect to 3,056,493 shares.

(3)	As reported by Wellington Management Company, LLP, on Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014. Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210, reported shared dispositive power with respect to 3,017,403 shares and shared voting power with respect to 2,301,249 shares.

(4)	As reported by T. Rowe Price Associates, Inc. (“Price Associates”), 100 E. Pratt Street, Baltimore, MD 21202, on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014. Price Associates reported sole dispositive power with respect to 2,805,040 shares and sole voting power with respect to 307,700 shares. The shares are owned by various individual and institutional investors, including funds, for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be the beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(5)	As reported by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355 on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014. The Vanguard Group reported sole power to vote 29,732 shares, sole power to dispose of 2,583,486 shares and shared power to dispose of 26,132 shares.

(6)	Includes (a) 4,237 shares held by a minor son and (b) 815 shares held by another son for whom Ms. Cooper has a power of attorney. Excludes 6,000 shares held by the Janet K. Cooper 2012 Trust (Ms. Cooper disclaims beneficial ownership of such shares).

(7)	Includes (a) 9,069 shares held by the John Major Children’s Trust dated 12/15/96 FBO John Blackston Major, (b) 10,068 shares held by the John Major Children’s Trust dated 12/15/96 FBO Barbara Marie Major and (c) 1,000 shares held by the John Major Revocable Trust. Mr. Major disclaims beneficial ownership of the shares held in the first two trusts.

(8)	Includes (a) 12,225 shares held by the W.H. Norris Trust, 12,225 shares held by the B.W. Norris Trust and 11,301 shares held by the L.C. Norris Trust, for each of which Mr. Norris is a trustee; (b) 15,823 shares held by spouse, Catherine Norris, of which Mr. Norris disclaims beneficial ownership; and (c) 26,694 shares held by Mr. Norris’s minor children, including 16,147 in the B.W. Norris Revocable Trust for the benefit of one minor child.

(9)	Includes 16,113 shares held by the Mary T. Schmidt Irrevocable Trust U/A/D 10-16-12 of which Mr. Schmidt is a co-trustee and a beneficiary and 1,771 shares held by the Paul W. Schmidt Living Trust.

(10)	Includes 224,882 shares held by the R&B Thompson 2005 Family Trust, of which Mr. Thompson is a co-trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to timely file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. SEC regulations require our directors, executive officers and greater than 10% stockholders to furnish us with copies of these reports.

To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, we believe that during fiscal 2013 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a).

OTHER INFORMATION

Proxy Solicitation

We will pay for the cost of this proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, facsimile, email or in person. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $12,000 plus reimbursement of expenses. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of our common stock. Upon request, we will reimburse the brokerage houses and custodians for their reasonable expenses in so doing.

Multiple Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of these documents, please contact our Investor Relations department as indicated above.

Form 10-K

Our Annual Report on Form 10-K (excluding exhibits) is a part of our 2013 Annual Report to Stockholders, which is being sent with this Proxy Statement. If you are entitled to vote at the Annual Meeting of Stockholders, you may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements required to be filed with the SEC, without charge, by contacting our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.

Stockholder Proposals for the 2015 Annual Meeting of Stockholders

Proposals for Inclusion in the Proxy Statement

If you wish to submit a proposal for possible inclusion in our 2015 Proxy Statement, we must receive your notice, in accordance with the rules of the SEC, on or before December 2, 2014. The proposal should be sent in writing to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary.

Proposals Not for Inclusion in the Proxy Statement to be Offered at the 2015 Annual Meeting

If you wish to introduce a proposal at the 2015 annual meeting of stockholders but do not want your proposal to be included in our 2015 proxy materials, our Bylaws require you to follow certain procedures and provide certain information and representations related to your proposal. Among other requirements, you must give written notice to our Corporate Secretary of your intention to introduce your proposal and must represent that (i) you are a holder of record of Company stock entitled to vote at the annual meeting and (ii) you intend to appear at the annual meeting to present your proposal. We must receive your notice at least 60 days, but no more than 90 days, prior to the 2015 annual meeting of stockholders. If we give less than 70 days’ notice of the 2015 annual meeting of stockholders date, we must receive your notice within 10 days following the date on which notice of the date of the 2015 annual meeting of stockholders was mailed or such public disclosure was made to our stockholders. In the case of a special meeting of stockholders, we must receive your notice within 10 days following the date on which notice of such meeting is first given to stockholders.

Your notice must include certain information about you, your proposal, and any person “acting in concert” with you and why implementation of your proposal would be in the best interest of the Company and its stockholders. Your notice must also include the shares of the Company’s stock you beneficially own (including any option, warrant or similar right and any other direct or indirect right or interest that may enable you to share in any profit, or manage the risk, from any change in the value of the Company’s stock), any proxy or other right you hold to vote the Company’s stock (or any similar right which has the effect of increasing or decreasing your voting power), performance-related fees which you would be entitled to as a result of any change in the value of the Company’s stock, any material interest you have in your proposal and any other information required to disclosed in a proxy statement. Depending on the nature of the proposal, additional information may be required. If you do not appear at the meeting to represent your proposal, your proposal will be disregarded.

By Order of the Board of Directors,

John D. Torres
Corporate Secretary

Richardson, Texas

April 1, 2014

APPENDIX A TO THE PROXY STATEMENT

SIXTH:

(a)        Except as may be otherwise provided by law or in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(1)        The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.

(2)        Elections of directors need not be by written ballot except to the extent provided in the Bylaws of the Corporation.

(3)        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized:

(i)        to adopt, amend or repeal the Bylaws of the Corporation, subject to this Certificate of Incorporation and the power of the stockholders, at the time entitled to vote, to alter, amend or repeal Bylaws made by the Board of Directors;

(ii)        to authorize and issue obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after acquired property;

(iii)        to determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of such net profits or such surplus; and

(iv)        from time to time, without the vote or assent of the stockholders, to issue additional shares of authorized Common Stock.

In addition to the powers and authorities herein or by law expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the Bylaws of the Corporation.

~~(b)~~	~~The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the whole Board permits. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the three classes so that the number in each class shall be as nearly equal as possible. The term of office of each class shall expire at the third annual meeting of stockholders for election of directors following the election of such class, except that the initial term of office of the Class I directors shall expire at the annual meeting of stockholders in 1996, the initial term of office of the Class II directors shall expire at the annual meeting of stockholders in 1997 and the initial term of office of the Class III directors shall expire at the annual meeting of stockholders in 1998. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring as of the third succeeding annual meeting.~~

(b)        (1) From the effective date of this Certificate of Amendment until the election of directors at the 2015 annual meeting of stockholders (each annual meeting of stockholders an “Annual Meeting”), pursuant to

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Section 141(d) of the DGCL, the Board of Directors shall be divided into three classes of directors, Classes I, II and III (each class as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2017 Annual Meeting, the directors in Class II having a term expiring at the 2015 Annual Meeting and the directors in Class III having a term expiring at the 2016 Annual Meeting.

(2) At the 2015 Annual Meeting, the Class II directors, or their successors, will be elected to a term that expires at the 2016 Annual Meeting. Effective immediately after the 2015 Annual Meeting, pursuant to Section 141(d) of the DGCL the Board of Directors shall be divided into two classes of directors, Classes I and II. Class I will consist of the directors who were members of Class I immediately prior to the 2015 Annual Meeting, or their successors, and will have a term than expires at the 2017 Annual Meeting. Class II will consist of the directors who were members of Classes II and III immediately prior to the 2015 Annual Meeting, or their successors.

(3) At the 2016 Annual Meeting, the Class II directors, or their successors, will be elected to a term that expires at the 2017 Annual Meeting.

(4) At the 2017 Annual Meeting, the Class I and II directors, or their successors, will be elected to a term that expires at the 2018 Annual Meeting. Effective immediately after the 2017 Annual Meeting, the Board of Directors will cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the 2017 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting and may be removed with or without cause in accordance with paragraph (c) of Article SIXTH.

(c)        A director may be removed from office only ~~for cause and~~ by the affirmative vote of the holders of not less than eighty percent (80%) of all the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors at a special meeting of stockholders called expressly for that purpose.

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PROXY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 P.M Eastern Time, May 14, 2014.

VOTE BY INTERNET	WWW.FIRSTCOASTRESULTS.COM/LENNOX

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 14, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE	1-800-303-7885

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 14, 2014. Have your proxy card in hand when you call and then follow the instructions. OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: IVS Associates, Inc., C/O First Coast Results, Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

CONTROL NUMBER

    If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.

LENNOX INTERNATIONAL PROXY SOLICITED BY LENNOX BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

Proposal 1 Electing three Class I directors to hold office for a three-year term expiring at the 2017 Annual Meeting of Stockholders.

            (01) Janet K. Cooper             (02) John W. Norris, III             (03) Paul W. Schmidt

                FOR ALL         ☐                 WITHHOLD ALL         ☐                      FOR ALL EXCEPT     ☐

To withhold your vote for any individual nominee(s), mark “For All Except” box and write the number(s) of the nominees(s) on the line below.

		FOR	AGAINST	ABSTAIN
Proposal 2	Ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐
Proposal 3	Approving an amendment to our Restated Certificate of Incorporation to declassify our Board of Directors.	☐	☐	☐
Proposal 4	Conducting an advisory vote to approve the compensation of the named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

Note:     In their discretion, John D. Torres and Todd M. Bluedorn, the proxies named in this card, are authorized to vote upon such business as may properly come before the Annual Meeting in accordance with the terms of our Amended and Restated
Bylaws.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Signature

Signature (Capacity)

Date

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such.

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2014, 10:30 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes Todd M. Bluedorn and John D. Torres, and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox International Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 10:30 a.m., local time, on May 15, 2014, at the Company’s Corporate Headquarters, 2140 Lake Park Blvd., Richardson, Texas 75080, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND IN THE NAMED PROXIES’ DISCRETION ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE

    If submitting a proxy by mail, please sign and date the card on reverse and fold and detach card at perforation before mailing.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be held May 15, 2014. The Proxy Statement and our 2013 Annual

Report to Stockholders are available at: www.viewproxymaterials.com/lennox

SIGN, DATE AND MAIL YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN

THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, TELEPHONE OR MAIL, MUST BE

RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME, MAY 14, 2014,

TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO 11:59 P.M.

EASTERN TIME, MAY 14, 2014 WILL BE VOTED.

Continued and to be signed on the reverse side.